                                                                [Execution Copy]

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 iVILLAGE INC.,

                          STANHOPE ACQUISTION SUB, LLC

                                       AND

                            WOMEN.COM NETWORKS, INC.



                          DATED AS OF FEBRUARY 5, 2001




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                                TABLE OF CONTENTS

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ARTICLE I             DEFINITIONS................................................................................2

ARTICLE II            THE MERGER................................................................................10

         2.1      The Merger....................................................................................10

         2.2      Effective Time; Closing.......................................................................11

         2.3      Effect of the Merger..........................................................................11

         2.4      Conversion of Company Common Stock............................................................11

         2.5      Exchange of Certificates......................................................................12

         2.6      Dividends.....................................................................................13

         2.7      No Liability..................................................................................13

         2.8      Lost Certificates.............................................................................14

         2.9      Withholding Rights............................................................................14

         2.10     Shares held by the Company Affiliates.........................................................14

         2.11     Closing of Company Transfer Books.............................................................14

         2.12     Taxable Transaction...........................................................................14

         2.13     Rule 16b-3 Approval...........................................................................15

ARTICLE III           THE SURVIVING CORPORATION.................................................................15

         3.1      Certificate of Incorporation..................................................................15

         3.2      Bylaws........................................................................................15

         3.3      Directors and Officers........................................................................15

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................15

         4.1      Organization and Standing.....................................................................15

         4.2      Authority for Agreement.......................................................................16

         4.3      Capitalization................................................................................16

         4.4      Subsidiaries..................................................................................17

         4.5      No Conflict...................................................................................17

         4.6      Required Filings and Consents.................................................................18

         4.7      Compliance....................................................................................18

         4.8      Litigation....................................................................................18

         4.9      Company Reports; Financial Statements.........................................................18

         4.10     Absence of Certain Changes or Events..........................................................19

         4.11     Taxes.........................................................................................20

         4.12     Title to Personal Property....................................................................21
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         4.13     Real Property.................................................................................21

         4.14     Environmental Compliance and Disclosure.......................................................21

         4.15     Officers and Employees........................................................................22

         4.16     Employee Benefit Plans........................................................................22

         4.17     Labor Relations...............................................................................25

         4.18     Contracts and Commitments.....................................................................26

         4.19     Information Supplied..........................................................................26

         4.20     Intellectual Property.........................................................................27

         4.21     Insurance Policies............................................................................29

         4.22     Transactions with Affiliates..................................................................29

         4.23     No Existing Discussions.......................................................................29

         4.24     Antitakeover Statutes; Absence of Dissenters' Rights..........................................30

         4.25     Brokers.......................................................................................30

         4.26     Vote Required.................................................................................30

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT...................................30

         5.1      Organization and Standing.....................................................................30

         5.2      Authority for Agreement.......................................................................31

         5.3      No Conflict...................................................................................31

         5.4      Required Filings and Consents.................................................................32

         5.5      Compliance....................................................................................32

         5.6      Capitalization................................................................................32

         5.7      Litigation....................................................................................33

         5.8      Subsidiaries..................................................................................33

         5.9      Parent Reports; Parent Financial Statements...................................................34

         5.10     Absence of Certain Changes or Events..........................................................34

         5.11     Taxes.........................................................................................35

         5.12     Information Supplied..........................................................................35

         5.13     Intellectual Property.........................................................................35

         5.14     No Existing Discussions.......................................................................37

         5.15     Vote Required.................................................................................37

         5.16     Brokers.......................................................................................37
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ARTICLE VI            COVENANTS.................................................................................38

         6.1      Conduct of the Business Pending the Merger....................................................38

         6.2      Access to Information; Confidentiality........................................................39

         6.3      Notification of Certain Matters...............................................................39

         6.4      Stockholders' Meetings........................................................................40

         6.5      Board Recommendations.........................................................................40

         6.6      Stockholder Litigation........................................................................41

         6.7      Indemnification...............................................................................41

         6.8      Public Announcements..........................................................................42

         6.9      Acquisition Proposals.........................................................................42

         6.10     Proxy Statement/Prospectus....................................................................42

         6.11     Further Assurances............................................................................43

         6.12     Nasdaq Listing................................................................................45

         6.13     Tax Treatment.................................................................................45

         6.14     Undertakings of Parent........................................................................45

         6.15     Director Resignations.........................................................................45

         6.16     Company Affiliates............................................................................45

         6.17     Employee Matters..............................................................................46

         6.18     Advertiser Visits.............................................................................46

ARTICLE VII           CONDITIONS................................................................................46

         7.1      Conditions to the Obligation of Each Party....................................................46

         7.2      Conditions to Obligations of Parent and Merger Sub to Effect the Merger.......................48

         7.3      Conditions to Obligations of Company to Effect the Merger.....................................49

ARTICLE VIII          TERMINATION, AMENDMENT AND WAIVER.........................................................49

         8.1      Termination...................................................................................49

         8.2      Effect of Termination.........................................................................51

         8.3      Amendments....................................................................................51

         8.4      Waiver........................................................................................52

ARTICLE IX            GENERAL PROVISIONS........................................................................52

         9.1      No Third Party Beneficiaries..................................................................52

         9.2      Entire Agreement..............................................................................52

         9.3      Succession and Assignment.....................................................................52
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         9.4      Counterparts..................................................................................52

         9.5      Headings......................................................................................52

         9.6      Governing Law.................................................................................52

         9.7      Severability..................................................................................52

         9.8      Specific Performance..........................................................................53

         9.9      Construction..................................................................................53

         9.10     Non-Survival of Representations and Warranties and Agreements.................................53

         9.11     Fees and Expenses.............................................................................53

         9.12     Notices.......................................................................................53
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


                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (together with all letters, schedules and exhibits hereto, this "Agreement"), dated as of February 5, 2001, by and among iVillage Inc., a Delaware corporation (the "Parent"), Stanhope Acquisition Sub, LLC, a Delaware limited liability company (the "Merger Sub") and wholly owned subsidiary of the Parent, and Women.com Networks, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the parties to this Agreement desire to effect a strategic business combination;

         WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), the Merger Sub will merge with and into the Company (the "Merger") in accordance with the provisions of the DGCL, with the Company as the surviving corporation;

         WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parent and the Company entering into this Agreement, certain stockholders of the Parent and the Company, respectively, have entered into voting agreements with the Parent (collectively, the "Voting Agreements"), dated as of the date hereof, pursuant to which, among other things, each such stockholder has agreed to vote its shares in favor of this Agreement and the Merger, subject to the terms and conditions contained therein;

         WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parent and the Company entering into this Agreement, the Major Stockholder has entered into the Investment Agreements, dated as of the date hereof, pursuant to which, among other things, Major Stockholder will purchase shares of Parent Common Stock upon completion of the Merger and has agreed to take and not take certain actions relating to the corporate governance of the Parent;

         WHEREAS, the Board of Directors of each of the Parent and the Company has approved and determined that this Agreement, the Voting Agreements, the Investment Agreements and the transactions contemplated herein, including the Merger, are advisable, fair to, and in the best interests of, their respective corporations and stockholders;

         WHEREAS, the Board of Directors of the Company has approved this Agreement and the transactions contemplated herein, including the Merger, which approval was based in part on the opinion of Salomon Smith Barney (the "Independent Advisor"), independent financial advisor to the Board of Directors of the Company, that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (the "Company Stockholders);

         WHEREAS, the Board of Directors of each of the Parent and the Company has resolved to recommend adoption and approval of the Merger, this Agreement and the transactions contemplated herein to the holders of Parent Common Stock (the "Parent Stockholders") and the Company Stockholders, respectively, and has determined that the Merger, this Agreement, the Voting Agreements and the Investment Agreements are fair to the Parent Stockholders and the

Company Stockholders, as the case may be, and to recommend that the Parent Stockholders and the Company Stockholders, as the case may be, approve and adopt the Merger, this Agreement and the transactions contemplated herein; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings set forth in this Article.

            (a) "10-K" shall mean the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

            (b) "Acquisition Agreement" shall mean any letter of intent, agreement in principle, merger agreement, acquisition agreement, voting agreement or other similar agreement (other than any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement with the Parent) related to any Acquisition Proposal.

            (c) "Acquisition Proposal" shall mean any bona fide proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of a Person and its subsidiaries, taken as a whole, or 20% or more of the combined voting power of the shares of such Person's Common Stock, any tender offer or exchange offer that if consummated would result in any other Person beneficially owning 20% or more of the combined voting power of the shares of such Person's Common Stock, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such Person or any of its subsidiaries in which the other party thereto or its stockholders will own 20% or more of the combined voting power of the parent entity resulting from any such transaction, other than the transactions contemplated by this Agreement.

            (d) "ADA" shall mean the Americans with Disabilities Act.

            (e) "ADEA" shall mean the Age Discrimination in Employment Act.

            (f) "Affiliate" of a party shall mean an "affiliate" of such party as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (including at a minimum, all those Persons subject to the reporting requirements of Rule 16(a) under the Exchange Act.

            (g) "Affiliates Letter" shall mean a letter agreement in the form of Exhibit A delivered by each Person identified pursuant to Section 6.16 as an Affiliate of the Company for purposes of Rule 145 under the Securities Act.

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            (h) "Agreement" shall have the meaning set forth in the introductory paragraph of this Agreement.

            (i) "Applicable Benefit Laws" means ERISA, the Code and all other applicable laws, regulations, orders or other legislative, administrative or judicial promulgations, including those of a jurisdiction outside the United States of America.

            (j) "Cash Amount" shall mean an amount of cash equal to one percent of the product of the average of the high and low prices of a share of Parent Common Stock on the Nasdaq on the Closing Date multiplied by 0.322; provided that, the Cash Amount shall be proportionately reduced to account for any decrease in the Exchange Ratio pursuant to Section 7.2(g) and Schedule 7.2(g) to the extent necessary so that the Cash Amount equals one percent of the Per Share Merger Consideration.

            (k) "CERCLA" shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act.

            (l) "Certificate" shall mean each certificate representing a share or shares of Company Common Stock.

            (m) "Certificate of Merger" shall mean the certificate of merger filed with the Secretary of State of the State of Delaware by the parties hereto in connection with the Merger.

            (n) "Closing" shall mean the date on which the Merger becomes effective.

            (o) "Code" shall have the meaning set forth in the Recitals of this Agreement.

            (p) "Company" shall have the meaning set forth in the introductory paragraph of this Agreement.

            (q) "Company Benefit Plans" shall mean each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or any Subsidiary or to which the Company or any Subsidiary makes or has made, or has or has had an obligation to make, contributions at any time.

            (r) "Company Bylaws" shall mean the bylaws of the Company.

            (s) "Company Certificate of Incorporation" shall mean the Company's certificate of incorporation, including any certificates of designations attached thereto.

            (t) "Company Common Stock" shall mean the common stock, par value $.001 per share, of the Company.

            (u) "Company Confidentiality Agreement" shall mean the confidentiality agreement between the Company and the Parent, dated January 30, 2001.

            (v) "Company Disclosure Letter" shall mean the Company Disclosure Schedule delivered by the Company to the Parent concurrently with the execution of this Agreement. The

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Company Disclosure Letter shall include specific references to each provision of this Agreement to which information contained in the Company Disclosure Letter is intended to apply.

            (w) "Company Financial Statements" shall mean all of the financial statements included in the Company Reports.

            (x) "Company Licensed Software" shall mean all software (other than Company Proprietary Software) used by the Company and the Subsidiaries.

            (y) "Company Material Adverse Effect" shall mean, with respect to the Company, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including contingent liabilities) of the Company and the Subsidiaries taken as a whole or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated herein; provided that none of the following alone shall be deemed, in and of itself, to constitute a Company Material Adverse Effect: (a) a change in the market price or trading volume of Company Common Stock; (b) a loss by the Company of its suppliers, customers or employees that is directly and principally related to Parent being a party to this Agreement, (c) changes in general economic conditions or changes affecting the industry in which the Parent or the Company operates generally (as opposed to Parent-specific or Company-specific changes) or (d) an event which would otherwise constitute a Company Material Adverse Effect which is the direct and principal result of an action or omission by the Company which was taken or not taken at the specific instruction of the Parent.

            (z) "Company Preferred Stock" shall mean shares of preferred stock of the Company.

            (aa) "Company Proprietary Software" shall mean all software owned by the Company and the Subsidiaries.

            (bb) "Company Reports" shall mean all forms, reports, statements and all other documents required to be filed by the Company with the SEC since October 14, 1999.

            (cc) "Company Software" shall mean the Company Licensed Software together with the Company Proprietary Software.

            (dd) "Company Stock" shall mean the Company Common Stock together with the Company Preferred Stock.

            (ee) "Company Stockholders" shall have the meaning set forth in the Recitals of this Agreement.

            (ff) "Company Stock Option" shall mean each outstanding option to purchase shares of Company Common Stock.

            (gg) "Company Stock Plan" shall mean any stock option plan or restricted stock plan of the Company, whether established or assumed by the Company in connection with an acquisition.

            (hh) "Company Stockholders' Meeting" shall mean the meeting of the Company Stockholders to be called to consider the Merger.

            (ii) "D&O Insurance" shall mean the Company's directors' and officers' liability insurance policies as of the date of this Agreement.

            (jj) "DGCL" shall have the meaning set forth in the Recitals of this Agreement.

            (kk) "Effective Time" is the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree shall be specified in such Certificate of Merger.

            (ll) "Employee/Consulting Agreements" shall mean any contracts, consulting agreements, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment or of an independent contract relationship in respect to any officer, employee or former employee, consultant or independent contractor.

            (mm) "Employee Benefit Plan" shall mean with respect to any Person each plan, fund, program, agreement, arrangement or scheme, including, but not limited to each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, "welfare" plan (within the meaning of Section 3(1) of the ERISA, determined without regard to whether such plan is subject to ERISA); each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.

            (nn) "Environmental Laws" shall mean local, state and federal laws and regulations relating to protection of the environment, pollution control, product registration and hazardous materials.

            (oo) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            (pp) "ERISA Affiliate" shall mean any Person (whether incorporated or unincorporated), that together with the Company or any Subsidiary would be deemed a "single employer" within the meaning of Section 414 of the Code.

            (qq) "ERISA Affiliate Plan" shall mean each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by an ERISA Affiliate or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

            (rr) "Estimated Statement of Working Capital" shall mean the statement of working capital prepared by the Company and delivered to the Parent pursuant to Schedule 7.2(g).

            (ss) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            (tt) "Exchange Agent" shall mean a commercial bank or trust company reasonably designated by the Parent.

            (uu) "Exchange Ratio" shall mean 0.322, as may be decreased pursuant to Section 7.2(g) and Schedule 7.2(g).

            (vv) "Fair Market Value" of one share of Parent Common Stock shall be the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Parent Common Stock on the Nasdaq, as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing) for the 20 consecutive trading days immediately preceding the second business day before the date of the Closing.

            (ww) "Final Statement of Working Capital" shall mean the statement of working capital prepared by the Parent and delivered to the Company pursuant to Schedule 7.2(g).

            (xx) "FLSA" shall mean the Fair Labor Standards Act.

            (yy) "FMLA" shall mean the Family and Medical Leave Act.

            (zz) "Form S-4" shall mean the Registration Statement on Form S-4 to be filed with the SEC by the Parent under the Securities Act in connection with the issuance of the Parent Common Stock in the Merger.

            (aaa) "FTC" shall mean the Federal Trade Commission.

            (bbb) "GAAP" shall mean generally accepted accounting principles.

            (ccc) "Governmental Entity" shall mean any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

            (ddd) "Hazardous Materials" shall mean any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is in any way governed by or subject to any applicable Law, rule or regulation of any Governmental Entity.

            (eee) "Indemnified Parties" shall mean each present and former director, officer, employee and agent of the Company or any Subsidiary with rights to indemnification by the Company existing as of the date of this Agreement as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to the Parent.

            (fff) "Independent Advisor" shall have the meaning set forth in the Recitals of this Agreement.

            (ggg) "Intellectual Property" shall mean all copyrights, trade names, trademarks, service marks, patents, universal resource locators ("URLs"), Internet domain names, (and all applications or registrations therefor), trade secrets, know-how, member lists for a Person's network of websites, marketing plans, advertising and sponsorship strategy, content on such Person's network of websites, internet tools, proprietary processes, technology, rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures, and which are used by such Person and its subsidiaries or as to which such Person or any of its subsidiaries claim an ownership interest or as to which such Person or any of its subsidiaries is a licensee or licensor.

            (hhh) "Investment Agreements" shall mean the Securities Purchase Agreement and the Stockholder Agreement between Parent and Investor, dated as of February 5, 2001.

            (iii) "Investor" means Hearst Communications, Inc., a Delaware corporation.

            (jjj) "Labor Laws" shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973 and all regulations under such acts.

            (kkk) "Law" shall mean any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law.

            (lll) "Major Stockholder" means Hearst Communications, Inc., a Delaware corporation.

            (mmm) "Litigation" shall mean claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings.

            (nnn) "Merger" shall have the meaning set forth in the Recitals of this Agreement.

            (ooo) "Merger Sub" shall have the meaning set forth in the introductory paragraph of this Agreement.

            (ppp) "Nasdaq" shall mean the Nasdaq National Market System, a.k.a. the Nasdaq Stock Market.

            (qqq) "Necessary Approval" shall have the meaning set forth in
Section 6.11(a).

            (rrr) "NLRB" shall mean the United States National Labor Relations Board.

            (sss) "OSHA" shall mean the Occupational Safety and Health Administration.

            (ttt) "Parent" shall have the meaning set forth in the introductory paragraph of this Agreement.

            (uuu) "Parent Common Stock" shall mean the common stock of the Parent, par value $.01 per share.

            (vvv) "Parent Disclosure Letter" shall mean the Parent Disclosure Letter delivered by the Parent to the Company concurrently with the execution of this Agreement. The Parent Disclosure Letter shall include references to each provision of this Agreement to which information contained in the Parent Disclosure Letter is intended to apply.

            (www) "Parent Financial Statements" shall mean all of the financial statements included in the Parent Reports.

            (xxx) "Parent Licensed Software" shall mean all software (other than Parent Proprietary Software) used by the Parent and its subsidiaries.

            (yyy) "Parent Material Adverse Effect" shall mean, with respect to the Parent, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, is or is reasonably likely to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including contingent liabilities) of the Parent and its subsidiaries taken as a whole or (ii) prevent or materially delay the performance by the Parent of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement; provided that none of the following alone shall be deemed, in and of itself, to constitute a Parent Material Adverse Effect: (a) a change in the market price or trading volume of Parent Common Stock; (b) a loss by the Parent of its suppliers, customers or employees that is directly and principally related to the Company being a party to this Agreement or (c) changes in general economic conditions or changes affecting the industry in which the Parent or the Company operates generally (as opposed to Parent-specific or Company-specific changes).

            (zzz) "Parent Proprietary Software" shall mean all software owned by the Parent and its subsidiaries.

            (aaaa) "Parent Reports" shall mean all forms, reports, statements and all other documents required to be filed by the Parent with the SEC since March 1, 1999.

            (bbbb) "Parent Software" shall mean the Parent Licensed Software together with the Parent Proprietary Software.

            (cccc) "Parent Stockholders" shall have the meaning set forth in the Recitals of this Agreement.

            (dddd) "Parent Stockholders' Meeting" shall mean the meeting of the Parent Stockholders to be called to consider the Merger.

            (eeee) "Per Share Merger Consideration" shall mean a fraction of a share of Parent Common Stock calculated in accordance with the Exchange Ratio (as may be adjusted downward pursuant to Section 7.2(g) and Schedule 7.2(g)), plus the Cash Amount.

            (ffff) "Person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

            (gggg) "Proxy Statement/Prospectus" shall have the meaning set forth in Section 6.10.

            (hhhh) "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to regulate mergers, acquisitions or other business combinations.

            (iiii) "Representatives" shall mean officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents.

            (jjjj) "Required Vote" shall mean the Company Required Vote as set forth in Section 4.26 or the Parent Required Vote as set forth in Section 5.16, as the case may be.

(kkkk)   "SEC" shall mean the Securities and Exchange Commission.

(llll)   "Securities Act" shall mean the Securities Act of 1933, as amended.

            (mmmm) "Securities Purchase Agreement" means the Securities Purchase Agreement, between Parent and Investor, dated as of February 5, 2001.

            (nnnn) "Shortfall" shall mean the amount by which the Working Capital or cash of the Company as at March 31, 2001, is less than the amounts set forth in Section 7.2(g); provided however, that any amount of Working Capital in excess of the amount set forth in Section 7.2(g) shall be added to the amount of cash of the Company as at March 31, 2001 when determining any cash Shortfall.

            (oooo) "Stockholders' Meetings" shall mean the Company Stockholders' Meeting and the Parent Stockholders' Meeting.

            (pppp) "Subsidiary" shall mean each subsidiary of the Company.

            (qqqq) "Superior Proposal" shall mean any proposal made by a third party (i) relating to any direct or indirect acquisition or purchase of all or substantially all of the assets of a Person and its subsidiaries, taken as a whole, or 80% of the combined voting power of the shares of such Person's Common Stock, or any tender offer or exchange offer that if consummated would result in any other Person beneficially owning 80% or more of the combined voting power of the shares of such Person's Common Stock and (ii) otherwise on terms which the Board of Directors of such Person determines in its good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation), taking into account the Person making the proposal and the legal, financial, regulatory and other aspects of the proposal deemed appropriate by the Board of Directors of such Person, (x) is more favorable from a financial point of view than the Merger to its stockholders taken as a whole, (y) is reasonably capable of being completed and (z) for which financing, to the extent required, is then committed or is capable of being obtained by such third party.

            (rrrr) "Surviving Corporation" shall mean the corporation surviving the Merger.

            (ssss) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

            (tttt) "Tax Opinion" shall mean a written opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the Parent, addressed and reasonably acceptable to the Parent, to the effect that the Merger will not give rise to gain or loss to the Parent or the Parent Stockholders.

            (uuuu) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

            (vvvv) "Termination Fee" shall mean $1 million.

            (wwww) "Voting Agreements" shall have the meaning set forth in the Recitals of this Agreement.

            (xxxx) "WARN" shall mean the United States Worker Adjustment and Retraining Notification Act.

            (yyyy) "Working Capital" shall mean current assets (excluding prepaid expenses) minus current liabilities of the Company (excluding deferred revenue and including accrued liabilities for the MSN and Alta Vista matters set forth in the Company Disclosure Letter), and shall not reflect the transaction expenses set forth on Schedule 1, whether or not such expenses or any portion thereof have been paid. A statement of estimated Working Capital for the Company as at March 31, 2001, illustrating the elements of Working Capital, is attached hereto as Schedule 2.

                                   ARTICLE II
                                   THE MERGER

         2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate existence of the Merger Sub shall cease and the Company shall continue as the Surviving Corporation. The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Delaware.

         2.2 Effective Time; Closing. As promptly as practicable (and in any event within five business days) after the satisfaction or waiver of the conditions set forth in Article VII hereof, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at the Effective Time. The Closing shall be held at 10:00 a.m., local time, at the offices of Orrick, Herrington & Sutcliffe LLP, located at 666 Fifth Avenue, New York, NY 10103, or at such other time and location as the parties hereto shall otherwise agree.

         2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         2.4 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or the holders of any of the following securities:

            (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.4(b)) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive the Per Share Merger Consideration (as may be adjusted downward pursuant to Section 7.2(g) and Schedule 7.2(g)), upon the surrender of the Certificate representing such share in the manner set forth in Section 2.5. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive that amount of cash and number of shares of Parent Common Stock into which such shares of Company Common Stock have been converted, cash in lieu of fractional shares as provided in Section 2.6(c) and any dividends or other distributions payable pursuant to Section 2.6.

            (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Parent or the Merger Sub and each share of Company Common Stock that is owned by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

            (c) Each limited liability company interest of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

            (d) If after the date hereof and prior to the Effective Time, the Parent shall have declared a stock split (including a reverse split) of Parent Common Stock or a dividend payable in

Parent Common Stock or effected any recapitalization or reclassification of its common stock or any other similar transaction, then the Exchange Ratio shall be appropriately adjusted to reflect such stock split, dividend, recapitalization, reclassification or similar transaction.

            (e) Stock Options. At the Effective Date, each Company Stock Option, other than any option issued under the Employee Stock Purchase Plan, shall be assumed by the Parent in such manner that it is converted into an option to purchase shares of Parent Common Stock, as provided below. Following the Effective Time, each Company Stock Option shall continue to have, and be subject to, the same terms and conditions set forth in the relevant Company Stock Plan and applicable award agreement immediately prior to the Effective Time; except that (i) each such Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such the Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of Shares of Parent Common Stock and
(ii) the per share exercise price for Parent Common Stock issuable upon exercise of such Company Stock Option will be equal to the difference between the quotient determined by dividing the exercise price per share of the Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, minus the Cash Amount. The Parent shall file with the SEC, no later than 30 days after the Effective Time, a registration statement on a Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by the Parent in accordance with this Section 2.4(e)

         2.5 Exchange of Certificates.

             (a) Prior to the Effective Time, the Parent shall appoint the Exchange Agent for the purpose of exchanging Certificates. At or prior to the Effective Time, the Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, cash and certificates representing Parent Common Stock issuable pursuant to Section 2.4 in exchange for outstanding shares of Company Common Stock. The Parent agrees to make available to the Exchange Agent on a timely basis as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5(c) and any dividends or other distributions payable pursuant to Section 2.6.

            (b) As soon as reasonably practicable after the Effective Time, the Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent accompanied by a properly executed letter of transmittal and shall be in such form and have such other provisions as the Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash and certificates representing shares of Parent Common Stock. Upon the surrender to the Exchange Agent of one or more Certificates for cancellation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder will receive cash and certificates representing that amount of cash and number of whole shares of Parent Common Stock to be issued in respect of the aggregate number of such shares of Company Common Stock previously represented by the Certificates surrendered and cash in lieu of fractional shares as provided in Section 2.5(c) and any dividends or other distributions payable pursuant to Section 2.6. No interest will be paid or will accrue on cash payable pursuant to Section 2.5(c) or 2.6.

            (c) No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of the Parent. All fractional shares of Parent Common Stock that a holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the per share closing price of Parent Common Stock quoted on the Nasdaq on the date of the Closing by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled. The Parent shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. No such cash in lieu of fractional shares of Parent Common Stock shall be paid to any holder of Company Common Stock until Certificates are surrendered and exchanged in accordance with Section 2.5(a).

            (d) If a certificate for Parent Common Stock is to be sent to a Person other than the Person in whose name the Certificates for shares of Company Common Stock surrendered for exchange are registered, it shall be a condition of the exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such Certificate to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

            (e) The cash paid and shares of Parent Common Stock issued upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

         2.6 Dividends. No dividends or other distributions that are declared or made after the Effective Time with respect to Parent Common Stock payable to holders of record thereof after the Effective Time shall be paid to a Company Stockholder entitled to receive certificates representing Parent Common Stock until such stockholder has properly surrendered such stockholder's Certificates. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such Parent Common Stock shall be issued any dividends which shall have become payable with respect to such Parent Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender, there shall also be paid to the stockholder in whose name the certificates representing such Parent Common Stock shall be issued any dividend on such Parent Common Stock that shall have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender; provided that such dividend payments shall be made on such payment dates. In no event shall the stockholder entitled to receive such dividends be entitled to receive interest on such dividends.

         2.7 No Liability. None of the Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Parent Common Stock, any dividends or distributions with respect thereto or any cash in lieu of fractional shares of applicable Parent Common Stock, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to six months after the Effective Time (or immediately prior to such earlier date on which any Parent Common Stock, any dividends or distributions payable to the holder of such Certificate, the Cash Amount or any cash payable in lieu of fractional shares of Parent Common Stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any such Parent Common Stock, dividends or distributions in respect thereof or such cash shall, to the extent permitted by applicable law, be delivered to the Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Article II shall thereafter look only to the Parent for satisfaction of their claims for such Parent Common Stock, dividends or distributions in respect thereof or such cash.

         2.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Parent Common Stock and cash to be issued pursuant to Section
2.4 with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

         2.9 Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Stockholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect of which such deduction and withholding was made by the Surviving Corporation.

         2.10 Shares held by the Company Affiliates. Anything to the contrary in this Agreement notwithstanding, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any certificate to any Person who may be an "affiliate" of the Company (identified pursuant to Section 6.16) until the Person shall have delivered to Parent and the Company a duly executed letter as contemplated by Section 6.16.

         2.11 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall, when accompanied by proper documentation, be exchanged for the Per Share Merger Consideration for each share of Company Common Stock represented thereby in the manner provided in this Article II, any cash in lieu of fractional shares payable pursuant to Section 2.5(c) and any dividends or distributions payable pursuant to Section 2.6.

         2.12 Taxable Transaction. The Merger is intended not to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto agree to report the Merger consistent with such treatment.

         2.13 Rule 16b-3 Approval. The Parent and the Company each agree that its Board of Directors shall, at or prior to the Effective Time, adopt resolutions specifically approving, for purposes of Rule 16b-3 ("Rule 16b-3") under the Exchange Act, the transactions contemplated by Section 2.4(e) and any other dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (a) in the case of the Company is a director or officer of the Company and (b) in the case of the Parent is, or at the Effective Time will become, a director or officer of the Parent.

                                 ARTICLE III
                          THE SURVIVING CORPORATION

         3.1 Certificate of Incorporation. The Certificate of Merger shall provide that the Restated Certificate of Incorporation of the Company as amended and restated as set forth in such Certificate of Merger shall become the Certificate of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law or such Certificate of Incorporation.

         3.2 Bylaws. The Certificate of Merger shall provide that the Bylaws of the Company as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation or such Bylaws.

         3.3 Directors and Officers. The Certificate of Merger shall provide that from and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Merger Sub at the Effective Time shall become the directors of the Surviving Corporation, and (ii) the officers of the Merger Sub at the Effective Time shall become the officers of the Surviving Corporation.

                                  ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in the Company Disclosure Letter delivered by the Company to the Parent prior to the execution of this Agreement, the Company represents and warrants to each of the other parties hereto as follows:

         4.1 Organization and Standing. Except as set forth in the Company Disclosure Letter, the Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has furnished or made available to the Parent true and complete copies of the Company Certificate of Incorporation and the Company

Bylaws, each as amended to date. Such Company Certificate of Incorporation and Company Bylaws are in full force and effect, and the Company is not in violation of any provision therein.

         4.2 Authority for Agreement.

             (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated herein (other than, with respect to the Merger, the approval and adoption of this Agreement by the Required Vote and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent and the Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

            (b) At a meeting duly called and held on February 5, 2001, the Board of Directors of the Company (i) determined that this Agreement and the other transactions contemplated herein, including the Merger, are advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved, authorized and adopted this Agreement, the Merger and the other transactions contemplated herein, (iii) recommended approval and adoption of this Agreement and the Merger by the Company Stockholders and (iv) established a record date and meeting date and time for the Company Stockholders' Meeting.

            (c) The Independent Advisor has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the Per Share Merger Consideration is fair, from a financial point of view, to the Company Stockholders. A copy of such opinion has been provided to the Parent. The Board of Directors of the Company has received as of the date hereof from the Independent Advisor consent to the inclusion of its name in any documents to be delivered to the Company Stockholders in connection with the transactions contemplated by this Agreement.

         4.3 Capitalization. The authorized capital stock of the Company consists of 195,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of the date hereof, (i) 47,249,399 shares of Company Common Stock, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock are held in the treasury of the Company and (iii) 7,337,255 Company Stock Options are outstanding pursuant to the Company Stock Plans, each such option entitling the holder thereof to purchase one share of Company Common Stock, and 4,800,087 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Company Stock

Options and (iv) no shares of Company Preferred Stock are issued and outstanding. The Company Disclosure Letter sets forth a true and complete list of the Company Stock Options outstanding as of the date of this Agreement with the exercise prices and periods of exercisability. Except as set forth above or in the Company Disclosure Letter, as of the date of this Agreement, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company. All shares of capital stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Stock or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. As of the date hereof, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

         4.4 Subsidiaries.

             (a) The Company Disclosure Letter sets forth the name and state or jurisdiction of incorporation of each Subsidiary. Each of the Subsidiaries (i) is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has furnished or made available to the Parent true and complete copies of the certificate of incorporation, bylaws or comparable organizational documents of each Subsidiary, each as amended to date. Such organizational documents are in full force and effect, and no Subsidiary is in violation of any provision therein.

            (b) The Company owns beneficially and of record all of the issued and outstanding capital stock or other securities of each Subsidiary and does not own an equity interest in any other corporation, partnership or entity, other than in the Subsidiaries. Each outstanding share of capital stock or other securities of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share or other equity interest owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

         4.5 No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval and adoption of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the Company

Certificate of Incorporation or Company Bylaws or equivalent organizational documents of any of the Subsidiaries, (ii) subject to Section 4.6, conflict with or violate any Law applicable to the Company or any of the Subsidiaries or by which any material property or asset of the Company or any of the Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any material property or asset of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any material property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected to have, individually or in the aggregate, have a Company Material Adverse Effect.

         4.6 Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or "blue sky" laws and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, have a Company Material Adverse Effect.

         4.7 Compliance. Except as disclosed in the Company Reports filed by the Company with the SEC prior to the date of this Agreement, the businesses of the Company and the Subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, writ, injunction, license or permit of any Governmental Entity, except for violations which have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any Subsidiary is pending or, to the knowledge of the Company threatened, in each case other than those the outcome of which have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

         4.8 Litigation. Except as set forth in the Company Disclosure Letter, there is no claim, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary which, either individually or in the aggregate, has had, or could be reasonably expected to have, a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary, either individually or in the aggregate, which has had, or could be reasonably expected to have, a Company Material Adverse Effect.

         4.9 Company Reports; Financial Statements.

             (a) The Company has filed all Company Reports, each of which has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the Company Reports (including but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) All of the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments).

            (c) There are no liabilities of the Company or any of the Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and the Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and the Subsidiaries at September 30, 2000, including the notes thereto, (ii) liabilities disclosed in the Company Reports, (iii) liabilities incurred on behalf of the Company under this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2000, none of which are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

            (d) The Company has heretofore furnished or made available to the Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the Company Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

         4.10 Absence of Certain Changes or Events. Except as disclosed in the Company Disclosure Letter and the Company Reports and except for any Subsidiary liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since September 30, 2000, the Company and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any Company Reports, and there has not been (i) any change or event having, or that could reasonably be expected to have, a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or any substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of options awarded prior to the date hereof in accordance with the Company Stock Plans,
(iv) except as set forth in the Company Disclosure Letter (1) any granting by the Company or any Subsidiary, to any current or former director, executive officer or other key employee of the Company or any Subsidiary, of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Company Reports filed and publicly available prior to the date of this Agreement which have been disclosed to Parent in the manner described in

Section 4.15, (2) any granting by the Company or any Subsidiary, to any such current or former director, executive officer or key employee of any increase in severance or termination pay or (3) any entry by the Company or any Subsidiary into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been disclosed in the Company Reports or required by a change in GAAP, any change in accounting methods, principles or practices by the Company or any Subsidiary, materially affecting its assets, liabilities or business or (vi) except insofar as may have been disclosed in the Company Reports, any tax election that individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect.

         4.11 Taxes.

            (a) Each of the Company and the Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Company and the Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Company and the Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no security interests on any of the assets of any of the Company and the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

            (b) Each of the Company and the Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (c) There is no dispute or claim concerning any Tax liability of any of the Company or the Subsidiaries either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which any of the directors, officers and employees responsible for Tax matters of the Company and the Subsidiaries has knowledge based upon personal contact with any agent of such Governmental Entity. The Company Disclosure Letter lists all Tax Returns filed with respect to any of the Company and the Subsidiaries that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company and the Subsidiaries have delivered to the Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and the Subsidiaries since January 1, 1998.

            (d) None of the Company and the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e) None of the Company and the Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the Company and the Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and the Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any of the Company and the Subsidiaries) under Treasury

Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

            (f) The unpaid Taxes of the Company and the Subsidiaries did not, as of September 30, 2000, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (disregarding any notes thereto) included in the Company's unaudited financial statements as of and for the nine months ended September 30, 2000 included in the Company's Form 10-Q for such period as filed with the SEC.

         4.12 Title to Personal Property. Except as set forth in the 10-K or in the Company Disclosure Letter, the Company and each of the Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their tangible personal properties and assets reflected in the 10-K or acquired after December 31, 1999 (other than assets disposed of since December 31, 1999 in the ordinary course of business consistent with past practice), in each case free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except for such as which secure indebtedness and which are properly reflected in the 10-K. The tangible personal property and assets of the Company and the Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are usable in the regular and ordinary course of business. The Company and the Subsidiaries either own, or have valid leasehold interests in, all tangible personal properties and assets used by them in the conduct of their business, except where the absence of such ownership or leasehold interest could not individually or in the aggregate have a Company Material Adverse Effect. Neither the Company nor any of the Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets with an individual value of $50,000 or an aggregate value in excess of $100,000

         4.13 Real Property. Except as set forth in the 10-K, the Company and the Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real properties reflected in the 10-K or acquired after December 31, 1999, in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness and which are properly reflected in the 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 1999, provided that the obligations secured by such liens are not delinquent; and (iv) such other title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate are not reasonably likely to have a Company Material Adverse Effect. The Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company or a Subsidiary at any time during the past five years and a true and correct list of all real property leased by each of the Company and the Subsidiaries identifying with respect to each lease of such real property the date of, the parties to, and any amendments, modifications, extensions or other supplements to such lease. Neither the Company nor any Subsidiary has sent or received any written notice of any material default under any of the leases of real property to which it is party. Neither the Company nor any Subsidiary has breached or is in default in any material respect under any covenant, agreement, term or condition of or contained in any lease of real property to which it is a party and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or breach.

         4.14 Environmental Compliance and Disclosure.

            (a) Each of the Company and the Subsidiaries possesses, and is in compliance in all material respects with, all permits, licenses and government authorizations and has filed all notices that are required under Environmental Laws applicable to the Company and the Subsidiaries, and each of the Company and the Subsidiaries is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder, except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

            (b) Neither the Company nor any Subsidiary has received written notice of actual or threatened liability under CERCLA or any similar state or local statute or ordinance from any Governmental Entity or any third party.

            (c) Neither the Company nor any Subsidiary has entered into or agreed to, or does it contemplate entering into any consent decree or order, and neither the Company nor any Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with any applicable Environmental Laws.

            (d) Neither the Company nor any Subsidiary has received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any Subsidiary, its employees, agents or representatives.

         4.15 Officers and Employees. The Company Disclosure Letter contains a true and complete list of all of the (a) executive officers of the Company and the Subsidiaries and (b) all other key employees of the Company and the Subsidiaries with annual compensation in excess of $125,000, in each case, specifying, by individual, their position, annual salary and other amounts paid and benefits provided to such individual. Except as set forth in the Company Disclosure Letter, none of the Company and the Subsidiaries is a party to or bound by any Employee/Consulting Agreement. The Company has provided to the Parent true, correct and complete copies of each such Employee/Consulting Agreement. The Company has provided the Parent with true, correct and complete copies of any arbitration agreements or confidentiality agreements between the Company or any Subsidiary and an officer, employee, or former employee, consultant or independent contractor of the Company or any Subsidiary. None of the Company and the Subsidiaries has made any verbal commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. Except as set forth in the Company Disclosure Letter, all officers and employees of the Company and the Subsidiaries are active on the date hereof.

         4.16 Employee Benefit Plans.

            (a) The Company Disclosure Letter contains a true and complete list of each Company Benefit Plan sponsored, maintained or contributed to by the Company or any Subsidiary within the last five calendar years. Each Company Benefit Plan currently in effect is identified as a

"current plan" on the Company Disclosure Letter and any special tax status enjoyed by such plan is noted on the Company Disclosure Letter.

            (b) With respect to each Company Benefit Plan identified on the Company Disclosure Letter, the Company has heretofore delivered or made available to the Parent true and complete copies of (i) the plan documents and any amendments thereto (or if the plan is not written, a written description thereof), (ii) any related trust or other funding vehicle, (iii) annual reports required to be filed with any Governmental Entity with respect to such plan, actuarial reports, funding and financial information returns and statements for the past three years, (iv) all contracts with any parties providing services or insurance to such plan, (v) all material internal memoranda regarding such plans, (vi) copies of material correspondence with all Governmental Entities, plan summaries or summary plan descriptions, summary annual reports, booklets and personnel manuals and any other reports or summaries required under Applicable Benefit Laws, (vii) the most recent determination letter received from the Internal Revenue Service with respect to each such plan intended to qualify under Section 401 of the Code, if applicable, and (viii) such other documentation with respect to any Company Benefit Plan as is reasonably requested by the Parent.

            (c) The Company and the Subsidiaries have maintained all material employee data necessary to administer each Company Benefit Plan, including data required to be maintained under Sections 107 and 209 of ERISA, and such data is materially true and correct and is maintained in a usable form.

            (d) No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA or Section 412 of the Code, nor is any Company Benefit Plan or ERISA Affiliate Plan a "multiemployer pension plan", as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA. Neither the Company, any Subsidiary, an ERISA Affiliate nor a predecessor in interest of any of them has or has had an obligation to make contributions or reimburse another employer, either directly or indirectly, including through indemnification or otherwise, for making contributions to a plan that is or was subject to Title IV of ERISA. Neither the Company nor any Subsidiary has incurred, and no facts exist which reasonably could be expected to result in, liability to the Company or any Subsidiary as a result of a termination, withdrawal or funding waiver with respect to any ERISA Affiliate Plan or Company Benefit Plan.

            (e) Each Company Benefit Plan has been established, registered, qualified, invested, operated and administered in all respects in accordance with its terms in compliance with all Applicable Benefit Laws and in accordance with all understandings, written or oral, between the Company and each Subsidiary and their respective current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees, as applicable. None of the Company and the Subsidiaries has incurred, and the Company has no knowledge of any facts that exist which reasonably could be expected to result in any liability to the Company or any Subsidiary with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, tax, penalty or fee under ERISA, the Code or any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course).

            (f) All obligations regarding each Company Benefit Plan have been satisfied, and there are no outstanding defaults or violations by any party to any Company Benefit Plan. No taxes, penalties or fees are owing under any Company Benefit Plan.

            (g) The Company has no knowledge of any facts or circumstances that exist that is likely to adversely affect the tax-exempt status of a Company Benefit Plan that is intended to be tax-exempt. Further, each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or other letter indicating that it is so qualified.

            (h) The assets of each Company Benefit Plan are reported at their fair market value on the financial statements of each such plan.

            (i) Other than those Company Benefit Plans listed in the Company Disclosure Letter and as specifically described therein, no Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses or beneficiaries) of the Company or any Subsidiary or any predecessor in interest of such Company or Subsidiary for periods extending beyond their retirement or other termination of service, other than continuation coverage mandated by any Applicable Benefit Law and only to the extent required under such law.

            (j) All contributions or premiums required to be made by the Company or any Subsidiary under the terms of each Company Benefit Plan or by Applicable Benefit Laws have been made in a timely fashion in accordance with Applicable Benefit Laws and the terms of the Company Benefit Plan. Contributions or premiums will be paid by the Company or a Subsidiary for the period up to the Closing even though not otherwise required to be made until a later date. Each Company Benefit Plan is fully funded or fully insured on both an ongoing and termination or wind-up basis, pursuant to the actuarial assumptions set forth in the Company Disclosure Letter.

            (k) No insurance policy or any other contract or agreement affecting any Company Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Company Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

            (l) There have been no improper withdrawals, applications or transfers of assets from any Company Benefit Plan or the trusts or other funding media relating thereto which would have a Company Material Adverse Effect, and neither the Company, any Subsidiary nor any of their agents has been in breach of any material fiduciary obligation with respect to the administration of any Company Benefit Plan or the trusts or other funding media relating thereto.

            (m) The Company or a Subsidiary has the right under the terms of each Company Benefit Plan and under Applicable Benefit Law to amend, revise, merge or terminate such plan (or its participation in such plan) or transfer the assets of such plan to another arrangement, plan or fund at any time exclusively by action of the Company or such Subsidiary, and no additional contributions would be required to properly effect such termination.

            (n) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (i) entitle any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or (iii) increase the amount of compensation due any such individual.

            (o) None of the Company and the Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate the Company or any Subsidiary to make any payments that will not be deductible for federal income tax purposes by reason of Section 280G of the Code.

            (p) There are no pending or, to the Company's knowledge, threatened or anticipated claims, investigations, examinations, audits or other proceedings or actions by, against, involving or on behalf of any Company Benefit Plan by any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company or any Subsidiary or any predecessor in interest covered under such Company Benefit Plan, by any Governmental Entities or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

         4.17 Labor Relations.  Except as set forth in the Company Disclosure
Letter:

            (a) the employees of the Company and the Subsidiaries have not been, and currently are not, represented by a labor organization or group which was either certified or voluntarily recognized by any labor relations board, including the NLRB or certified or voluntarily recognized by any other Governmental Entity;

            (b) no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record keeping violations has been filed or is pending or, the knowledge of the Company, is threatened under the FLSA, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other federal, state, local, provincial or foreign law, regulation or ordinance;

            (c) no discrimination and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the knowledge of the Company, is threatened against the Company or any Subsidiary under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal law or comparable state fair employment practices act or foreign law, including any provincial law regulating discrimination in the workplace;

            (d) neither the Company nor any Subsidiary has taken any action that would constitute a "mass layoff", "mass termination" or "plant closing" within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law;

            (e) no wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any Subsidiary and its respective employees has been filed or is pending or, the knowledge of the Company, is threatened against the Company or any Subsidiary under any applicable law;

            (f) each of the Company and the Subsidiaries has maintained and currently maintains adequate insurance as required by applicable law with respect to workers' compensation claims and unemployment benefits claims;

            (g) each of the Company and the Subsidiaries is in compliance with all applicable laws, regulations and orders governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupations safety and health, including the Labor Laws, except where the failure to so comply , individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect;

            (h) neither the Company nor any Subsidiary is liable for any liabilities, judgments, decrees, orders, arrearage of wages or taxes, fines or penalties for failure to comply with any of the Labor Laws; and

            (i) the Company has provided the Parent with a copy of the policy of each of the Company and the Subsidiaries for providing leaves of absence under the FMLA and the Company Disclosure Letter identifies each employee who is eligible to request FMLA leave and the amount of FMLA leave utilized by each such employee during the current leave year; each employee who will be on FMLA leave at the Closing and his or her job title and description, salary and benefits; each employee who has requested FMLA leave to begin after the Closing; a description of the leave requested; and a copy of all notices provided to such employee regarding that leave.

         4.18 Contracts and Commitments. Except as set forth in the Company Disclosure Letter or disclosed in the Company Reports, neither the Company nor any Subsidiary is a party to, or is bound or affected by, or receives benefits under any (a) servicing agreements providing for aggregate payments in any calendar year in excess of $100,000; (b) contracts of employment; (c) agreements or arrangements for the purchase or sale of any assets (other than in the ordinary course of business); (d) contracts or agreements containing covenants limiting the freedom of the Company, or any Subsidiary, to engage in any line of business or to compete with any entity; (e) any joint venture, partnership or similar agreement; (f) exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract; (g) agreement providing for aggregate payments to any director, officer or consultant of the Company or any Subsidiary in any calendar year in excess of $125,000; (h) material agreement, indenture or other instrument relating to the borrowing of money by the Company or any Subsidiary, the guarantee by the Company or any Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), or the sale, securitization or servicing of loans or loan portfolios of the Company or any Subsidiary; or (i) other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement. Neither the Company nor any Subsidiary is in breach or default under any such contracts, agreements, instruments or arrangements, which default or breach has had or could reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         4.19 Information Supplied.

            (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Form S-4 to be filed with the SEC by the Parent in connection with the issuance of the Parent Common Stock in the Merger will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Proxy Statement/Prospectus included in the Form S-4 related to the Stockholders' Meetings and the Parent Common Stock to be issued in the Merger will, on the date it is first mailed to the stockholders of the Parent and the Company Stockholders or at the time of the Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

            (b) Notwithstanding the foregoing provisions of this Section 4.19, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Proxy
Statement/Prospectus based on information supplied by the Parent for inclusion or incorporation by reference therein.

         4.20 Intellectual Property.

            (a) Section 4.20(a) of the Company Disclosure Letter sets forth a true and correct list of all Intellectual Property owned by the Company and the Subsidiaries that is the subject of registration, issuance or an application for registration and the jurisdictions where each is registered, issued or applied for and any such registration, filing and issuance remains in full force and effect as of the date of this Agreement. The Company or a Subsidiary is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application, issuance and registration and has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property that is listed on such
Section 4.20(a).

            (b) The Company and the Subsidiaries have good and marketable title to or possesses adequate licenses or other valid rights to use all Intellectual Property (not just the Intellectual Property listed on the Section 4.20(a) of the Company Disclosure Letter, free and clear of all liens and has paid all maintenance fees, renewals or expenses, if any, related to such Intellectual Property. To the best knowledge of the Company and its Subsidiaries, neither the use of such Intellectual Property nor the conduct of the Company and the Subsidiaries in accordance with their businesses as presently conducted, misappropriates, infringes upon or conflicts with any patent, copyright, trade name, trade secret, trademark or other intellectual property rights of any third party. Except as set forth on such Section 4.20(a) of the Company Disclosure Letter, no party has filed a claim against, or threatened to file a claim against, or has provided a notice to, the Company or any Subsidiary alleging that it (the Company or the Subsidiary) has violated, infringed on or otherwise improperly used the intellectual property rights of such party and, to the best knowledge of the Company and the Subsidiaries, neither the Company nor any Subsidiary has violated or infringed any patent, trademark, trade name, service mark, service name, copyright, trade secret or other intellectual property held by others. Except as set forth on Section 4.20(b) of the Company Disclosure Letter, the Company and its Subsidiaries do not believe that any other entity has violated, infringed on or otherwise improperly used any of the Intellectual Property owned by the Company or any Subsidiary and the Company and its Subsidiaries have not filed a claim against, or threatened to file a claim against, and have not provided a notice to, any third party alleging any such violation, infringement or improper use of the Intellectual Property owned by the Company or any Subsidiary.

            (c) Section 4.20(c) of the Company Disclosure Letter sets forth a true and complete list of: (i) all Company Proprietary Software; (ii) all Company Licensed Software or Intellectual Property licensed by the Company or any Subsidiary material to the operation of the business of the Company and its Subsidiaries as presently conducted; and (iii) all technical and restricted materials relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used by the Company and the Subsidiaries material to the operation of the business of the Company and its Subsidiaries as presently conducted.

            (d) Subject to any licenses and other agreements identified on
Section 4.20(d) of the Company Disclosure Letter, the Company and the Subsidiaries have all right, title and interest in and to all intellectual property rights in the Company Proprietary Software. The Company and the Subsidiaries have developed the Company Proprietary Software through their own efforts, as described in such Section 4.20(f) of the Company Disclosure Letter, and for their own account, or have obtained all rights thereto, and the Company Proprietary Software is free and clear of all Liens. The use of the Company Licensed Software and the use of the Company Proprietary Software does not breach any terms of any license or other contract between the Company or any Subsidiary and any third party that would have a Company Material Adverse Effect. Each of the Company and the Subsidiaries is in compliance with the terms and conditions of all license agreements in favor of the Company and the Subsidiaries relating to the Company Licensed Software material to the operation of the business of the Company as presently conducted.

            (e) To the best knowledge of the Company and the Subsidiaries, the Company Proprietary Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party in such a manner that would have a Company Material Adverse Effect. The source code for the Company Proprietary Software has been maintained in confidence, and has not been disclosed to any persons or entities outside the Company and its Subsidiaries, except as set forth on the Company Disclosure Letter, all such disclosures being made pursuant to appropriate confidentiality provisions..

            (f) The Company Proprietary Software was: (i) developed by the employees of the Company and the Subsidiaries working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment or instruments of obligation to assign in favor of the Company or a Subsidiary as assignee that have conveyed or obligate such agents, consultants and contractors to convey to the Company or such Subsidiary ownership of all of its intellectual property rights in the Company Proprietary Software; or (iii) acquired by the Company or a Subsidiary in connection with acquisitions in which the Company or such Subsidiary obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Company Proprietary Software. Neither the Company nor any Subsidiary has received notice from any third party claiming any right, title or interest in the Company Proprietary Software.

            (g) Except as set forth on Section 4.20(g) of the Company Disclosure Letter, neither the Company nor any Subsidiary has granted rights or licenses in Company Software or any other Intellectual Property owned by the Company or any Subsidiary to any third party.

            (h) The licenses and agreements set forth on such Sections 4.20(c), 4.20(d) and 4.20(g) of the Company Disclosure Letter are valid and binding obligations of the Company or a Subsidiary, as applicable, enforceable in accordance with their terms, and to the Company's knowledge, there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice of lapse of time or both) a default by any party under any such licenses or agreements.

            (i) The Company and each Subsidiary take reasonable measures to protect the confidentiality of its trade secrets, including requiring their employees and other parties having access thereto to execute written non-disclosure agreements. To the knowledge of the Company and its Subsidiaries, no trade secret of the Company or its Subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement. To the knowledge of the Company and its Subsidiaries, no party to any non- disclosure agreement relating to its trade secrets is in breach or default thereof

            (j) To the knowledge of the Company and the Subsidiaries, no current or former partner, director, officer, or employee of the Company or any Subsidiary (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, directly own or retain any rights to use any of the Intellectual Property owned or used by the Company or any Subsidiary.

         4.21 Insurance Policies. The Company and the Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and the Subsidiaries against all risks normally insured against, and in amounts normally carried, by corporations of similar size engaged in similar lines of business and such coverage is sufficient. Section 4.21 of the Company Disclosure Letter sets forth a correct and complete list of all policies of insurance carried by the Company and the Subsidiaries with respect to their business or assets. All insurance policies and bonds with respect to the business and assets of the Company and the Subsidiaries are in full force and effect and will be maintained by the Company and the Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company and the Subsidiaries occurring through the Closing Date and neither the Company nor any Subsidiary has reached or exceeded its policy limits for any insurance policies in effect at any time during the past five years.

         4.22 Transactions with Affiliates. Except as set forth in the Company Disclosure Letter (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or the Subsidiaries), no director, officer or other "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any Subsidiary or any entity in which, to the knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such Persons) or has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of the Company or any Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary.

         4.23 No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiation, discussion or exchange of information with any other party with respect to or in contemplation of an Acquisition Proposal.

         4.24 Antitakeover Statutes; Absence of Dissenters' Rights. As of the date of this Agreement, each of the Company and the Board of Directors of the Company has taken all action required to be taken by it to exempt this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby are exempt from the requirements of, any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL. No holder of any capital stock of the Company or any other securities of the Company is entitled to any dissenters' rights, appraisal rights or similar rights by virtue of this Agreement, the Merger or any of the other transactions contemplated hereby (including those contemplated by the Voting Agreements).

         4.25 Brokers. No broker, finder or investment banker (other than the Independent Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

         4.26 Vote Required. The affirmative vote of the holders of shares representing a majority of the shares of Company Common Stock entitled to vote on the approval and adoption of this Agreement and the Merger (the "Company Required Vote") is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to approve the transactions contemplated hereby.

                                  ARTICLE V
           REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

         Except as disclosed in the Parent Disclosure Letter delivered by the Parent to the Company prior to the execution of this Agreement, each of the Parent and the Merger Sub represents and warrants to the Company as follows:

         5.1 Organization and Standing. (a) The Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Parent has furnished or made available to the Company true and complete copies of its Certificate of Incorporation and Bylaws, each as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect, and the Parent is not in violation of any provision therein.

            (b) Merger Sub (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its information, (ii) has full company power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Merger Sub has furnished or made available to the Company a true and complete copy of its Certificate of Formation, as amended to date. Such Certificate of Formation is in full force and effect, and the Merger Sub is not in violation of any provision therein.

         5.2 Authority for Agreement.

            (a) Such Person has all necessary corporate or company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such Person of this Agreement, and the consummation by each such Person of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or company action and no other corporate or company proceedings on the part of such Person are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the Parent Required Vote and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of such Persons enforceable against such Person in accordance with its terms, except as enforcement thereof may be limited against such Person by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

            (b) At a meeting duly called and held on February 5, 2001, the Board of Directors of the Parent (i) determined that this Agreement and the other transactions contemplated herein, including the Merger, are advisable, fair to and in the best interests of the Parent and the Parent Stockholders, (ii) approved, authorized and adopted this Agreement, the Merger and the other transactions contemplated herein, (iii) recommended approval and adoption of this Agreement and the Merger by the Parent Stockholders, and (iv) to the extent not previously established, established a record date and meeting date and time for the Parent Stockholders' Meeting.

            (c) The Parent's financial advisor has delivered to the Board of Directors of the Parent its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the transactions contemplated by this Agreement, including the Merger, and the Securities Purchase Agreement are fair to the Parent from a financial point of view. A copy of such opinion has been provided to the Company. The Board of Directors of the Parent has received as of the date hereof from its financial advisor consent to the inclusion of its name in any documents to be delivered to the Parent Stockholders in connection with the transactions contemplated by this Agreement.

         5.3 No Conflict. The execution and delivery of this Agreement by such Person do not, and the performance of this Agreement by such Person and the consummation of the Merger (subject to the approval and adoption of this Agreement by the Parent Required Vote of the Parent stockholders) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate such Person's Certificate of Incorporation, Bylaws or Certificate of Formation, as the case may be, (ii) subject to Section 5.4, conflict with or violate any Law applicable to such Person or by which any material property or asset of such Person is bound or affected, or (iii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any material property or asset of such Person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Person is a party or by which such Person or any material property or asset of any of it is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected to have, individually or in the aggregate, have a Parent Material Adverse Effect.

         5.4 Required Filings and Consents. The execution and delivery of this Agreement by such Person do not, and the performance of this Agreement by such Person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or "blue sky" laws and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, have a Parent Material Adverse Effect.

         5.5 Compliance. Except as disclosed in the Parent Reports filed by the Parent with the SEC prior to the date of this Agreement, as of the date of this Agreement the businesses of the Parent and its subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, writ, injunction, license or permit of any Governmental Entity, except for violations which have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Parent or any of its subsidiaries is pending or, to the knowledge of the Parent threatened, in each case other than those the outcome of which have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

         5.6 Capitalization. The authorized capital stock of the Parent consists of 65,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Preferred Stock. As of the date hereof, there were (i) 29,706,770 shares of Parent Common Stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 35,293,230 shares of Parent Common Stock are held in the treasury of the Parent and (iii) 8,055,049 Parent Stock Options are outstanding pursuant to the Parent's stock plans (excluding Parent Stock Options issued pursuant to the Family Point Inc. Stock Option
Plan), each such option entitling the holder thereof to purchase one share of Parent Common Stock, and 1,597,056 shares of Parent Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Parent Stock Options and (iv) no shares of Parent Preferred Stock are issued and outstanding. The Parent Disclosure Letter sets forth the aggregate amount of the outstanding Parent Stock Options outstanding under each of Parent's stock plans as of the date of this Agreement. Except as set forth above or in the Parent Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Parent relating to the issued or unissued capital stock of the Parent or obligating the Parent to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Parent. All shares of capital stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Parent Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person in excess of $1,000,000 in any single calendar year. As of the date hereof, except as set forth in the Investment Agreements, there are no voting trusts or other agreements or understandings to which the Parent is a party with respect to the voting of stock of the Parent.

         5.7 Litigation. Except as set forth in the Parent Disclosure Letter, there is no claim, suit, action, proceeding or investigation pending or, to the knowledge of the Parent, threatened against or affecting the Parent or any of its subsidiaries which, either individually or in the aggregate, has had, or could be reasonably expected to have, a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Parent or any of its subsidiaries, either individually or in the aggregate, which has had, or could be reasonably expected to have, a Parent Material Adverse Effect.

         5.8 Subsidiaries.

            (a) The Parent Disclosure Letter sets forth the name and state or jurisdiction of incorporation or formation of each of its subsidiaries. Each of such subsidiaries (i) is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Parent has furnished or made available to the Company true and complete copies of the certificate of incorporation, bylaws or comparable organizational documents of each such subsidiary, each as amended to date. Such organizational documents are in full force and effect, and no such subsidiary is in violation of any provision therein.

            (b) The Parent owns beneficially, directly or indirectly, all of the issued and outstanding capital stock or other securities of each such subsidiary and, except as set forth in the Parent Disclosure Letter, does not own an equity interest in any other corporation, partnership or entity, other than in such subsidiaries. Each outstanding share of capital stock or other securities of each such subsidiary is duly authorized, validly issued, fully paid and nonassessable (or the foreign equivalent for foreign subsidiaries) and each such share or other equity interest owned by the Parent or one of its subsidiaries is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Parent's or such other subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

            (c) The Merger Sub was formed for the purpose of effecting the Merger and the other transactions contemplated hereby, and has not undertaken any business or other activities other than in connection with entering into this Agreement, pursuing the Merger and engaging in the other transactions contemplated hereby.

         5.9 Parent Reports; Parent Financial Statements.

            (a) The Parent has filed all Parent Reports, each of which has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the Parent Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) All of the Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments).

            (c) Except as set forth in the Parent Disclosure Letter, there are no liabilities of the Parent or any of its subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Parent and its subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Parent and its subsidiaries at September 30, 2000, including the notes thereto,
(ii) liabilities disclosed in the Parent Reports, (iii) liabilities incurred on behalf of the Parent under this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2000, none of which are, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

            (d) Except as set forth in the Parent Disclosure Letter, the Parent has heretofore furnished or made available to the Company a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Parent with the SEC as exhibits to the Parent Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

         5.10 Absence of Certain Changes or Events. Except as set forth in the Parent Disclosure Letter and the Parent Reports and except for the transactions contemplated by this Agreement, since September 30, 2000, the Parent and its subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change or event having, or that could reasonably be expected to have a Parent Material Adverse Effect, (ii) any split, combination or reclassification of any of the Parent's outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Parent's outstanding capital stock, (iii) except insofar as may have been disclosed in the Parent Reports or required by a change in GAAP, any change in accounting methods, principles or practices by the Parent or any subsidiary, materially affecting its assets, liabilities or business, or (iv) except insofar as may have been reasonably disclosed in the Parent Reports, any tax election that individually or in the aggregate could reasonably be expected to have a Parent Material Adverse Effect.

         5.11 Taxes.

            (a) Except as set forth in the Parent Disclosure Letter, each of the Parent and its subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Parent and its subsidiaries have been paid. Except as set forth in the Parent Disclosure Letter, none of the Parent and its subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Parent or any subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no security interests on any of the assets of any of the Parent and its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) Each of the Parent and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         5.12 Information Supplied.

            (a) None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in (A) the Form S-4 to be filed with the SEC by the Parent in connection with the issuance of the Parent Common Stock in the Merger will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Proxy Statement/Prospectus included in the Form S-4 related to the Stockholders' Meetings and the Parent Common Stock to be issued in the Merger will, on the date it is first mailed to the stockholders of the Parent and of the Company or at the time of the Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

            (b) Notwithstanding the foregoing provisions of this Section 5.12, no representation or warranty is made by the Parent with respect to statements made or incorporated by reference in the Form S-4 or the Proxy
Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

         5.13 Intellectual Property.

            (a) The Parent Disclosure Letter sets forth a true and correct list of all Intellectual Property owned by the Parent or its subsidiaries that is the subject of registration, issuance or an application for registration and the jurisdictions where each is registered, issued or applied for and any such registration, filing and issuance remains in full force and effect as of the date of this Agreement. The Parent or a subsidiary of the Parent is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application, issuance and registration and has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property that is listed on the Parent Disclosure Letter.

            (b) The Parent and its subsidiaries have good and marketable title to or possesses adequate licenses or other valid rights to use all Intellectual Property (not just the Intellectual Property listed on the Parent Disclosure Letter, free and clear of all liens and has paid all maintenance fees, renewals or expenses, if any, related to such Intellectual Property. To the best knowledge of the Parent and its subsidiaries, neither the use of such Intellectual Property nor the conduct of the Parent and its subsidiaries in accordance with their businesses as presently conducted, misappropriates, infringes upon or conflicts with any patent, copyright, trade name, trade secret, trademark or other intellectual property rights of any third party. Except as set forth on the Parent Disclosure Letter, no party has filed a claim against, or threatened to file a claim against, or has provided a notice to, the Parent or any of its subsidiaries alleging that either the Parent or any of its subsidiaries has violated, infringed on or otherwise improperly used the intellectual property rights of such party and, to the best knowledge of the Parent and its subsidiaries, neither the Parent nor any of its subsidiaries has violated or infringed any patent, trademark, trade name, service mark, service name, copyright, trade secret or other intellectual property held by others. Except as set forth on the Parent Disclosure Letter, the Parent and its subsidiaries do not believe that any other entity has violated, infringed on or otherwise improperly used any of the Intellectual Property owned by the Parent or any of its subsidiaries and the Parent and its subsidiaries have not filed a claim against, or threatened to file a claim against, and have not provided a notice to, any third party alleging any such violation, infringement or improper use of the Intellectual Property owned by the Parent or any of its subsidiaries.

            (c) Subject to any licenses and other agreements identified on the Parent Disclosure Letter, the Parent and its subsidiaries have all right, title and interest in and to all intellectual property rights in the Parent Proprietary Software. The Parent and its subsidiaries have developed the Parent Proprietary Software through their own efforts, and for their own account, or have obtained all rights thereto, and the Parent Proprietary Software is free and clear of all liens, except loans in the ordinary course of business. The use of the Parent Licensed Software and the use of the Parent Proprietary Software does not breach any terms of any license or other contract between Parent or any of its subsidiaries and any third party that would have a Parent Material Adverse Effect. Each of the Parent and its subsidiaries is in compliance with the terms and conditions of all license agreements in favor of the Parent and its subsidiaries relating to the Parent Licensed Software material to the operation of the business of the Parent and its subsidiaries as presently conducted.

            (d) To the knowledge of Parent and its subsidiaries, the Parent Proprietary Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party in such a manner that would have a Parent Material Adverse Effect. The source code for the Parent Proprietary Software has been maintained in confidence, and has not been disclosed to any persons or entities outside the Parent and its subsidiaries, except such disclosure being made pursuant to appropriate confidentiality provisions.

            (e) The Parent Proprietary Software was: (i) developed by the employees of the Parent and its subsidiaries working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment or instruments of obligation to assign in favor of the Parent or any of its subsidiaries as assignee that have conveyed or obligate such agents, consultants and contractors to convey to the Parent or such subsidiary ownership of all of its intellectual property rights in the Parent Proprietary Software; or (iii) acquired by the Parent or any of its subsidiaries in connection with acquisitions in which the Parent or such subsidiary, where appropriate in the nature of the overall transaction, obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Parent Proprietary Software. Neither the Parent nor any of its subsidiaries has received notice from any third party claiming any right, title or interest in the Parent Proprietary Software.

            (f) The Parent and each of its subsidiaries take reasonable measures to protect the confidentiality of its trade secrets, including requiring their employees and other parties having access thereto to execute written non-disclosure agreements. To the knowledge of the Parent and its subsidiaries, no trade secret of the Parent or its subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement. To the knowledge of the Parent and its subsidiaries, no party to any non-disclosure agreement relating to its trade secrets is in breach or default thereof.

            (g) To the knowledge of the Parent and its subsidiaries, no current or former partner, director, officer, or employee of the Parent or any of its subsidiaries (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, directly own or retain any rights to use any of the Intellectual Property owned or used by the Parent or any of its subsidiaries.

         5.14 No Existing Discussions. As of the date hereof, the Parent is not engaged, directly or indirectly, in any negotiation, discussion or exchange of information with any other party with respect to or in contemplation of an Acquisition Proposal.

         5.15 Vote Required. The affirmative vote of the holders of shares representing a majority of the shares of Parent Common Stock entitled to vote on the approval and adoption of this Agreement and the Merger (the "Parent Required Vote") is the only vote or approval of the holders of any class or series of capital stock of the Parent necessary to adopt this Agreement and to approve the transactions contemplated hereby.

         5.16 Brokers. No broker, finder or investment banker (other than the Parent's financial advisor, Allen & Company) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent. A complete and correct copy of all agreements between the Parent and its financial advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement has been provided to the Company.

                                  ARTICLE VI
                                  COVENANTS

         6.1 Conduct of the Business Pending the Merger.

            (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless the Parent shall otherwise agree in writing (and except as expressly contemplated, permitted or required by this Agreement), (i) the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and the Subsidiaries shall use all commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company or the Subsidiaries has significant business relations, and (iii) the Company will comply in all material respects with all applicable Laws and regulations wherever its business is conducted, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.

            (b) The Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement; (v) take any action that would make the Company's representations and warranties set forth in Article IV not true and correct in all material respects; (vi) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied;
(vii) amend its certificate of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents; (viii) incur any indebtedness for borrowed money or guaranty any such indebtedness of another Person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company; (ix) make any loans or advances to any other Person other than loans or advances between the Company and any Subsidiary and other than loans or advances less than $100,000 made in the ordinary course of business consistent with past practice; (x) merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $100,000 or greater; (xi) change its accounting policies except as required by GAAP; (xii) make any change in employment terms for any of its directors or officers; (xiii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or Affiliates of the Company or the Subsidiaries, other than with respect to alterations or amendments made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice or as expressly contemplated by this Agreement or consented to in writing by the Parent; (xiv) make any change to the Company Benefit Plans; (xv) sell, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any material properties or assets, other than in the ordinary course of business consistent with past practice; or (xvi) commit or agree to take any of the actions described in this Section 6.1(b).

            (c) The Parent covenants and agrees that between the date of this Agreement and the Effective Time, unless the Company shall otherwise agree in writing (and except as expressly contemplated, permitted or required by this Agreement, including except for the Parent Required Vote contemplated by this Agreement), the Parent shall not approve any transaction or agreement that would require the approval or consent of its stockholders.

         6.2 Access to Information; Confidentiality.

            (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of the Parent and the Merger Sub reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and the Subsidiaries, and shall furnish the Parent and the Merger Sub with all financial, operating and other data and information as the Parent or the Merger Sub, through its Representatives, may reasonably request. The Parent will remain subject to the terms of the Company Confidentiality Agreement.

            (b) From the date hereof to the Effective Time, the Parent shall, and shall cause the Representatives of the Parent to, afford the Representatives of the Company reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Parent and the Subsidiaries, and shall furnish the Company with all financial, operating and other data and information as the Company , through its Representatives, may reasonably request. The Company will remain subject to the terms of the Company Confidentiality Agreement.

            (c) No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         6.3 Notification of Certain Matters. The Company shall give prompt notice to the Parent, and the Parent shall give prompt notice to the Company, of
(i) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure by such party (or the Merger Sub, in the case of the Parent) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or which is necessary to correct any information in the Company Disclosure Letter which has been rendered inaccurate thereby, then the Company shall promptly supplement, or amend, and deliver to the Parent the Company Disclosure Letter which it has delivered pursuant to this Agreement. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Letter or which is necessary to correct any information in the Parent Disclosure Letter which has been rendered inaccurate thereby, then the Parent shall promptly supplement, or amend, and deliver to the Company the Parent Disclosure Letter which it has delivered pursuant to this Agreement.

         6.4 Stockholders' Meetings.

            (a) The Company shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold the Company Stockholders' Meeting for the purpose of obtaining the Required Vote with respect to the Merger and this Agreement, shall use its reasonable best efforts to solicit the approval of this Agreement by the Required Vote (regardless of whether the Board of Directors of the Company modifies its recommendation of the Merger and this Agreement) and, subject to the exercise of its fiduciary duties described in Section 6.5, the Board of Directors of the Company shall recommend the approval of this Agreement by the Company Stockholders. Without limiting the generality of the foregoing but subject to its rights pursuant to Sections 6.5 and 8.1(e), the Company agrees that its obligations pursuant to the first sentence of this Section 6.4(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

            (b) The Parent shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold the Parent Stockholders' Meeting for the purpose of obtaining the Required Vote with respect to the Merger and this Agreement, shall use its reasonable best efforts to solicit the approval of this Agreement by the Required Vote and the Board of Directors of the Parent shall recommend the approval of this Agreement by the Parent Stockholders. Without limiting the generality of the foregoing the Parent agrees that its obligations pursuant to the first sentence of this Section 6.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

         6.5 Board Recommendations.

            (a) Neither the Board of Directors of the Company or the Parent nor any committee thereof shall (i) withdraw, or propose publicly to withdraw, in a manner adverse to the other party, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) subject to
Section 6.5(b), modify, or propose publicly to modify in a manner adverse to the other party, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal with respect to the Company or Parent, as the case may be, or (iv) approve or recommend or propose to approve or recommend, or execute or enter into any Acquisition Agreement related to any Acquisition Proposal. Notwithstanding the foregoing, if, prior to the date that is the earlier of the 60th day following the date of execution of this Agreement and the date of the Stockholders' Meetings, in response to a Superior Proposal that did not result from a breach of Section 6.9, the Board of Directors of the Company, in exercise of its fiduciary duties, reasonably determines in good faith, based upon the written advice of independent outside legal counsel, that its Board of Directors is required to do so to comply with its fiduciary duties to its stockholders under applicable Law, such Board of Directors may, after providing the Parent with at least 72 hours advance written notice of its decision to take such action, modify or propose publicly to modify, in a manner adverse to the Parent, the approval or recommendation of the Merger or this Agreement by such Board of Directors.

            (b) Nothing contained in this Section 6.5 or any other provision hereof shall prohibit the Parent or the Company or the Board of Directors of the Company or of the Parent from (A) taking and disclosing to its stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a third party, which is consistent with its obligations hereunder or (B) making such disclosure to its stockholders as, in the reasonable good faith judgment of such Board of Directors, after receiving advice from independent outside legal counsel, is consistent with its obligations hereunder and is required by applicable law; provided, that neither the Board of Directors of the Parent or the Board of Directors of the Company may, except as provided by this Section 6.5 with respect to the Company's Board of Directors, modify, or propose publicly to modify, in a manner adverse to other's company, the approval or recommendations of the Parent's Board of Directors or the Company's Board of Directors of the Merger or this Agreement or approve or recommend an Acquisition Proposal, or propose publicly to approve or recommend an Acquisition Proposal.

         6.6 Stockholder Litigation. The Company shall give the Parent the opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and its directors relating to the transactions contemplated by this Agreement or the Merger; and no such settlement shall be agreed to without the Parent's consent, which consent will not be unreasonably withheld.

         6.7 Indemnification.

            (a) It is understood and agreed that all rights to indemnification by the Company now existing in favor of the Indemnified Parties shall survive the Merger and the Parent shall (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation's obligation with respect thereto. The Parent and the Merger Sub agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

            (b) The Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time, if available, the D&O Insurance (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to one hundred fifty percent (150%) of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than one hundred fifty percent (150%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to one hundred fifty percent (150%) of current annual premiums. If the Surviving Corporation elects to reduce the amount of insurance coverage pursuant to the preceding sentence, it will furnish to the officers and directors covered by such D&O Insurance as of the date of this Agreement reasonable notice of such reduction in coverage and shall, to the extent additional coverage is available, afford such Persons the opportunity to pay such additional premiums as may be necessary to maintain the existing level of D&O Insurance coverage.

            (c) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.7.

            (d) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

            6.8 Public Announcements. During the term of this Agreement, the Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which the Parent or the Company is a party.

            6.9 Acquisition Proposals. The Company shall not, nor shall it authorize or permit any of the Subsidiaries or Representatives of the Company to, and the Parent shall not, nor shall it authorize or permit any of its subsidiaries or Representatives to, directly or indirectly through another Person, (a) solicit, initiate or encourage (including by way of furnishing information) or otherwise take any action to facilitate, the making of any proposal that constitutes an Acquisition Proposal or (b) participate in any discussions or negotiations regarding, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the date that is the earlier of the 60th day following the date of execution of this Agreement and the date of the Stockholders' Meetings, the Board of Directors of the Company, in exercise of its fiduciary duties, reasonably determines in good faith, based upon the written advice of independent outside legal counsel, that such Board of Directors is required to do so to comply with its fiduciary duties to its stockholders under applicable Law, such Board of Directors and its Representatives may, in response to a Superior Proposal that did not result in a breach of this Section 6.9, and subject to providing contemporaneous notice of its decision to take such action to the other party, (i) furnish information with respect to the Company and the Subsidiaries to any Person making a Superior Proposal pursuant to a customary confidentiality agreement and (ii) participate in discussions or negotiations regarding such Superior Proposal. The Company shall provide immediate oral and written notice to the party of (a) the receipt of any such Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, and (c) the identity of such Person or entity making any such Acquisition Proposal or inquiry. The Company shall continue to keep the Parent informed of the status and details of any such Acquisition Proposal or inquiry, as well as any related discussions or negotiations permitted under this Section 6.9.

            6.10 Proxy Statement/Prospectus. As promptly as practicable following the date hereof, the Parent and the Company shall jointly prepare and file with the SEC preliminary proxy materials and any amendments or supplements thereof which shall constitute the joint proxy statement/prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus") and the Parent shall prepare and file with the SEC the Form S-4 with respect to the issuance of Parent Common Stock in the Merger in which the Proxy Statement/Prospectus will be included as a prospectus. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of the Parent and the Company shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing it with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger. The Parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Form S-4 and the Proxy Statement/Prospectus and promptly advise the other party of any oral comments received from the SEC. The Parent agrees that none of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders' Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders' Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to the Parent, Merger Sub and the Parent Stockholders' Meeting will be deemed to have been supplied by the Parent and information concerning or related to the Company and the Company Stockholders' Meeting shall be deemed to have been supplied by the Company. Any opinions regarding the federal income tax consequences of the Merger or other matters set forth in the Form S-4 and the Proxy Statement/Prospectus shall be rendered by
(i) Orrick, Herrington & Sutcliffe LLP with respect to matters regarding the Parent and its stockholders, and (ii) Cooley Godward LLP with respect to matters regarding the Company and its stockholders.

         6.11 Further Assurances.

            (a) Subject to the terms and conditions of this Agreement, each party hereto will use its commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and (ii) obtain and maintain all approvals, consents, waivers, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any third party and/or any Governmental Entity that are necessary, proper or advisable to consummate the Merger and the transactions contemplated hereby (each a "Necessary Approval"). In furtherance and not in limitation of the foregoing, each party hereto agrees to make as promptly as practicable, to the extent it has not already done so, all necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such laws and to use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods and the receipt of Necessary Approvals under such other laws as soon as practicable. Notwithstanding the foregoing, nothing in this Section 6.11 shall require, or be deemed to require, the Parent to agree to or effect any divestiture (including divestitures of assets of the Parent or the Company) or take any other action if, in the reasonable judgment of the Parent, doing so could, individually or in the aggregate, reasonably be expected to impair the Parent's ability to achieve the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

            (b) Each of the Parent and the Company shall, in connection with the efforts referenced in Section 6.11(a) to obtain all Necessary Approvals, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communications given by it to, and consult with each other in advance to the extent practicable of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by any other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

            (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.11(a) and 6.11(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereinafter defined), or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the transactions contemplated hereby, each of the Parent and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other action or order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable. Notwithstanding any provision of this Agreement to the contrary, neither the Parent nor the Surviving Corporation shall be required under the terms of this Agreement to dispose of or hold separate all or any portion of the businesses or assets of the Parent or any of its subsidiaries or of the Company or any Subsidiary in order to remedy or otherwise address the concerns (whether or not formally expressed) of any Governmental Entity under any antitrust statute or regulation.

            (d) In connection with, and without limiting the foregoing, the Company shall (i) take all actions necessary to ensure that no antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger, the Voting Agreements or any other transactions contemplated by this Agreement and (ii) if any antitakeover statute or similar statute or regulation of any jurisdiction is or becomes operative with respect to this Agreement, the Merger, the Voting Agreements or any other transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement and the Voting Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

            (e) In connection with, and without limiting the foregoing, the Parent shall (i) take all reasonable actions necessary to ensure that no antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger, the Voting Agreements, the Investment Agreements or any other transactions contemplated by this Agreement and (ii) if any antitakeover statute or similar statute or regulation of any jurisdiction is or becomes operative with respect to this Agreement, the Merger, the Voting Agreements, the Investment Agreements or any other transaction contemplated by this Agreement, take all reasonable actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement and the Voting Agreements and the Investment Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Voting Agreements and the Investment Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

         6.12 Nasdaq Listing. The Parent will use commercially reasonable efforts to cause to be approved for listing on the Nasdaq, subject to official notice of issuance, a sufficient number of shares of Parent Common Stock to be issued in the Merger and pursuant to Company Stock Options.

         6.13 Tax Treatment.

            (a) Parent shall use reasonable efforts to obtain the Tax Opinion referred to in Section 7.1(e), including the execution of the letter of representation from the Parent referred to therein updated as necessary.

            (b) The Parent, in its sole discretion, may make an election under
Section 338 of the Code, in which case the Company will cooperate in facilitating such election, and shall grant all consents, waivers and authorizations necessary to effect such election by the Parent.

         6.14 Undertakings of Parent. The Parent shall perform, or cause to be performed, when due all obligations of the Merger Sub under this Agreement.

         6.15 Director Resignations. The Company shall cause to be delivered to the Parent resignations of all the directors of the Company and the Subsidiaries to be effective upon the consummation of the Merger. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by the Parent to fill such vacancies.

         6.16 Company Affiliates. The Company shall deliver to the Parent a letter identifying all Persons who are, at the time the Merger is submitted to a vote of the stockholders of the Company, Affiliates of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each Person who is identified as a possible Affiliate in such letter to deliver to the Parent on or prior to the Effective Time an Affiliate Letter. The Parent shall be entitled to place legends on any certificates of Parent Common Stock issued to such possible Affiliates to restrict transfer of such shares.

         6.17 Employee Matters.

            (a) The Company shall (i) take all commercially reasonable actions necessary to correct any compliance deficiencies identified to the Company by the Parent with respect to any Company Employee Benefit Plan in a manner satisfactory to the Parent and provide evidence reasonably satisfactory to the Parent of such corrections; (ii) take all appropriate corporate action to cease, effective upon Closing, all benefit accruals under and terminate any 401(k) and retirement plans; and (iii) take all appropriate corporate action to terminate, effective prior to the Closing, the Employee Stock Purchase Plan.

            (b) The Company will provide to the Parent as promptly as practicable after the date hereof (and in any event within 2 days hereof) a true and complete list of all of the (a) officers, (b) employees (whether full-time, part-time or otherwise) and (c) consultants or independent contractors of each of the Company and the Subsidiaries, in each case, specifying, by individual, their position, annual salary, hourly wages, consulting or other independent contractor fees, date of birth, date of hire, social security number, work location, length of service, hours of service, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written employment agreement or any other written term sheet or other document describing the terms and/or conditions of employment of such employee or of the rendering of services by such consultant or independent contractor.

            (c) The Parent and the Company shall take such action as is necessary, including action under the relevant Company Stock Plan, to effect the provisions of Section 2.5 hereof.

            (d) The Parent shall (i) provide those employees of the Company who become employees of the Parent (or a business unit of the Parent) 401(k), medical, group life insurance and accidental death and dismemberment benefits on such terms and conditions as are substantially similar to similarly situated employees of the business unit of the Parent which employs such employees and
(ii) recognize prior service with the Company for such employees for the purpose of eligibility to participate in the medical and 401(k) benefit plans provided to similarly situated employees of such business unit.

         6.18 Advertiser Visits. Between the date hereof and the Closing, and subject to such reasonable limitations as the Company shall deem reasonable and necessary, the Company shall permit, and shall cause each Subsidiary to permit, the Parent to discuss and meet, and shall cooperate in such discussions and meetings, with any advertiser of the Company and the Subsidiaries that the Parent so requests. A senior executive of the Company, reasonably satisfactory to the Parent, shall accompany the Parent's representative to such meetings and shall participate with the Parent's representative in any such discussions. Furthermore, the Company shall cooperate with the Parent in the preparation of a presentation to such advertisers with respect to the Merger.

                                 ARTICLE VII
                                  CONDITIONS

         7.1 Conditions to the Obligation of Each Party. The respective obligations of the Parent, the Merger Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

            (a) This Agreement and the Merger shall have been approved and adopted by each of the Parent Stockholders and the Company Stockholders by the Required Vote.

            (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, shall have been obtained without the imposition of any condition
(i) having, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect or (ii) requiring the Parent or the Surviving Corporation to effect, or agree to effect, any divestiture (including divestitures of assets of the Parent or the Company) or to take any other action if, in the reasonable judgment of the Parent, doing so would, individually or in the aggregate, reasonably be expected to impair the Parent's ability to achieve the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

            (c) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of the Company or the Parent (or their respective subsidiaries) is a party, or by which either is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, shall have been obtained without the imposition of any condition (i) having, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect or (ii) requiring the Parent or the Surviving Corporation to effect, or agree to effect, any divestiture (including divestitures of assets of the Parent or the Company) or to take any other action if, in the reasonable judgment of the Parent, doing so would, individually or in the aggregate, reasonably be expected to impair the Parent's ability to achieve the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

            (d) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger.

            (e) The Parent shall have received the Tax Opinion. The parties to this Agreement agree to make such reasonable representations as requested by counsel for the purpose of rendering such opinion.

            (f) The shares of Parent Common Stock to be issued pursuant to this Agreement and pursuant to the Company Stock Options shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

            (g) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         7.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of the Parent and the Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

            (a) (i) The representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the Closing (excluding any representation or warranty that refers specifically to any other date other than the Closing), and (ii) the representations and warranties of the Company in the Agreement that are not qualified by materiality shall be true and correct in all material respects as of the Closing (excluding any representation or warranty that refers specifically to any other date other than the Closing) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing, (1) any inaccuracy that does not have a Company Material Adverse Effect shall be disregarded, (2) any inaccuracy that results from or relates to general business, economic or industry conditions shall be disregarded, and (3) any inaccuracy that results from or relates to the taking of any action contemplated or permitted by this Agreement or the announcement or pendency of the Merger shall be disregarded). The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

            (b) The Company shall furnish the Parent with a certificate signed on behalf of the Company by its appropriate officers as to compliance with the conditions set forth in Section 7.2(a).

            (c) The Parent shall have received an Affiliate Letter from each Affiliate in accordance with Section 6.16.

            (d) No injunction, award, decision, judgment, order, ruling, subpoena, verdict or decree shall have been entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity and be in effect which restrains or prohibits, or results in the obtaining of damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

            (e) There shall not have occurred any change, condition, event or development that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

            (f) The Investment Agreements shall be in full force and effect.

            (g) (i) Subject to the provisions of Schedule 7.2(g), Parent shall be satisfied that as at March 31, 2001, the Company has at least $20 million of cash and $12 million of working capital, and

                (ii) (A) Parent shall be satisfied that the Company's cash on hand immediately prior to the Closing is equal to or greater than the difference between the amount of cash on the Final Statement of Working Capital minus the product of $166,666 multiplied by the number of days elapsed from March 31, 2001 to the date which is one day prior to the date of the Closing; and (B) Parent shall be satisfied that Working Capital immediately prior to the Closing shall be in an amount which is not materially less than the difference between the amount of Working

Capital as at March 31, 2001 minus the reduction in the Company's cash on hand since March 31, 2001.

            (h) Company shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, which shall state that shares of capital stock of Company do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3) )the "Notification Letter"). In addition, simultaneously with delivery of such Notification Letter, Company shall have provided to Parent a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

         7.3 Conditions to Obligations of Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

            (a) (i) The representations and warranties of the Parent and the Merger Sub in this Agreement that are qualified by materiality shall be true and correct in all respects as of the Closing (excluding any representation or warranty that refers specifically to any other date other than the Closing) and
(ii) the representations and warranties of the Parent and the Merger Sub in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the Closing (excluding any representation or warranty that refers specifically to any other date other than the Closing) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing, (1) any inaccuracy that does not have a Parent Material Adverse Effect shall be disregarded, (2) any inaccuracy that results from or relates to general business, economic or industry conditions shall be disregarded, and (3) any inaccuracy that results from or relates to the taking of any action contemplated or permitted by this Agreement or the announcement or pendency of the Merger shall be disregarded).

            (b) The Parent and the Merger Sub each shall have performed in all material respects all covenants and agreements under this Agreement which are required to be performed at or prior to the Closing, except where failure to have complied with such covenants and agreements would not have a Parent Material Adverse Effect.

            (c) The Parent shall furnish the Company with a certificate signed on behalf of Parent and Merger Sub by appropriate officers as to compliance with the conditions set forth in Sections 7.3(a) and (b).

            (d) There shall not have occurred any change, condition, event or development that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect.

                                 ARTICLE VIII
                      TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company
Stockholders:

            (a) By mutual written consent duly authorized by the Boards of Directors of the Parent and the Company;

            (b) By any of the Parent, the Merger Sub or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided however, that the party terminating this Agreement pursuant to this Section 8.1(b) shall have used all commercially reasonable efforts to have such order, decree, ruling or action vacated;

            (c) By any of the Parent, the Merger Sub or the Company if the Merger shall not have been consummated on or before June 30, 2001; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

            (d) By the Parent, if the Board of Directors of the Company takes any of the actions set forth in the second sentence of Section 6.5(a);

            (e) By any of the Company or the Parent, if the approval of the Parent Stockholders or the Company Stockholders required for consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Vote at the Stockholders' Meetings or at any adjournment or postponement thereof;

            (f) By the Parent or the Merger Sub, if (i) any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment and shall not have been waived by the Parent and the Merger Sub or (ii) the Company shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder and, within 30 days after written notice of such breach to the Company from the Parent, such breach shall not have been cured in all material respects or waived by the Parent or the Merger Sub and the Company shall not have provided reasonable assurance to the Parent and the Merger Sub that such breach will be cured in all material respects on or before the Effective Time; or

            (g) By the Company, if (i) any of the conditions set forth in
Section 7.3 shall have become incapable of fulfillment and shall not have been waived by the Company or (ii) the Parent or the Merger Sub shall breach in any material respect any of their respective representations, warranties or obligations hereunder and, within 30 days after written notice of such breach to the Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company and the Parent or the Merger Sub, as the case may be, shall not have provided reasonable assurance to the Company that such breach will be cured in all material respects on or before the Effective Time.

         Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 8.1 shall not be available to any party that (i) is in material breach of its obligations hereunder or (ii) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

         8.2 Effect of Termination.

            (a) In the event of the termination of this Agreement pursuant to
Section 8.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and in Section 9.10 and, except as provided in this Section 8.2 and in Section 9.11, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

            (b) If the Parent exercises its right to terminate this Agreement under Section 8.1(d), the Company shall pay to the Parent the Termination Fee, payable in same-day funds, as liquidated damages and not as a penalty to reimburse the Parent for its time, expense and lost opportunity costs of pursuing the Merger, upon entering into any agreement relating to such Acquisition Proposal.

            (c) (i) After termination of this Agreement by the Parent pursuant to Section 8.1(e) because the approval of the Company Stockholders required for consummation of the Merger shall not have been obtained at the Company Stockholders' Meeting, the Company shall pay to the Parent upon demand the Termination Fee, payable in same-day funds, as liquidated damages and not as a penalty, to reimburse the Parent for its time, expense and lost opportunity costs of pursuing the Merger; provided that no such amount shall be payable if the Termination Fee shall have become payable or have been paid in accordance with Section 8.2(b) of this Agreement or if this Agreement shall have been terminated by the Company in accordance with clause (ii) of Section 8.1(g).

            (ii) After termination of this Agreement by the Company pursuant to
Section 8.1(e) because the approval of the Parent Stockholders required for consummation of the Merger shall not have been obtained at the Parent Stockholders' Meeting, the Parent shall pay to the Company upon demand the Termination Fee, payable in same-day funds, as liquidated damages and not as a penalty, to reimburse the Company for its time, expense and lost opportunity costs of pursuing the Merger; provided that no such amount shall be payable if this Agreement shall have been terminated by the Parent in accordance with clause (ii) of Section 8.1(f).

            (d) Notwithstanding anything to the contrary set forth in this Agreement, if either party fails promptly to pay to the other party any amounts due under this Section 8.2, such party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

         8.3 Amendments. This Agreement may not be amended except by action taken or authorized by the board of directors of each of the parties hereto set forth in an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the Company Stockholders, no amendment may be made without the further approval of the Company Stockholders if such further approval is required by Law or the rules of any relevant stock exchange or other trading system.

         8.4 Waiver. At any time prior to the Effective Time, whether before or after the Stockholders' Meeting, any party hereto, by action taken by its board of directors, may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                  ARTICLE IX
                              GENERAL PROVISIONS

         9.1 No Third Party Beneficiaries. Other than the provisions of Section
6.7 hereof, nothing in this Agreement shall confer any rights or remedies upon any Person other than the parties hereto.

         9.2 Entire Agreement. This Agreement (including the exhibits and the Disclosure Letters hereto) constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

         9.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that the Merger Sub may freely assign its rights to another wholly owned subsidiary of the Parent without such prior written approval but no such assignment shall relieve the Merger Sub of any of its obligations hereunder.

         9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. 9.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

         9.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         9.8 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

         9.9 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.10 Non-Survival of Representations and Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (i) the agreements set forth in Articles II and IX and Sections 6.7 and 6.11 shall survive the Effective Time and (ii) the agreements set forth in Section 8.2 and in Article IX shall survive the termination of this Agreement.

         9.11 Fees and Expenses. Subject to Sections 8.2(b), (c) and (d), each party hereto shall pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement/Prospectus (including SEC filing fees) shall be borne equally by the Parent and the Company.

         9.12 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.12:

                 --------------------------- ----------------------------------------
                 If to the Parent or the     iVillage Inc.
                 Merger Sub:                 512 Seventh Avenue
                                             New York, New York
                                             Attention: General Counsel
                 --------------------------- ----------------------------------------

                 --------------------------- ----------------------------------------
                 with a copy to:             Orrick, Herrington & Sutcliffe LLP
                                             Old Federal Reserve Bank Building
                                             400 Sansome Street
                                             San Francisco, CA 94111
                                             Attention:  Richard Vernon Smith, Esq.
                 --------------------------- ----------------------------------------
                 If to the Company:          Women.com Networks, Inc.
                                             1820 Gateway Drive, Suite 100
                                             San Mateo, CA 94404-2471
                                             Attention: General Counsel
                 --------------------------- ----------------------------------------
                 with a copy to:             Cooley Godward LLP
                                             Five Palo Alto Square
                                             3000 El Camino Real
                                             Palo Alto, CA 94306
                                             Attention: Mark P. Tanoury
                                             Nancy H. Wojtas
                 --------------------------- ----------------------------------------

         IN WITNESS WHEREOF, the Company, the Parent and the Merger Sub have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.



                                     WOMEN.COM NETWORKS, INC.


                                     By: /s/ Marleen McDaniel
                                        --------------------------
                                         Name: Marleen McDaniel
                                         Title: Chief Executive Officer
                                                and President


                                     iVILLAGE INC.


                                     By: /s/  Douglas W. McCormick
                                         -----------------------------
                                         Name: Douglas W. McCormick
                                         Title: Chief Executive Officer


                                     STANHOPE ACQUISITION SUB, LLC


                                     By: /s/  Douglas W. McCormick
                                         -----------------------------
                                         Name: Douglas W. McCormick
                                         Title: Chief Executive Officer



               [SIGNATURE PAGE FOR AGREEMENT AND PLAN OF MERGER]

                                   SCHEDULE 1
            Transaction Expenses to be Excluded from Working Capital


$750,000 payable to Salomon Smith Barney and related expenses pursuant to that certain Engagement Letter dated January 30, 2001 with Women.com Networks, Inc.

Legal expenses relating, directly or indirectly, to the transactions contemplated by the Agreement and Plan of Merger dated February 5, 2001 and related documents.

Accounting expenses relating, directly or indirectly, to the transactions contemplated by the Agreement and Plan of Merger dated February 5, 2001 and related documents.

Severance and retention payments made, or agreed to be made, to employees of Women.com Networks, Inc. and agreed to by iVillage Inc.

Costs and expenses (including filing fees, printers and attorneys' expenses) relating, directly or indirectly, to the transactions contemplated by the Agreement and Plan of Merger dated February 5, 2001 and related documents.

                                  SCHEDULE 2
         Estimated Statement of Working Capital as at March 31, 2001


Women.com Networks
Working Capital Elements
3/31/01


                                                    Estimated
                                                      Balance        Description
                                                  ---------------    ----------------
Assets
------
Cash and cash equivalents*                               20,000      Operating accounts, including temporary cash investments at AIM
Accounts receivable                                       5,071      Billed accounts receivable
Allowance for doubtful accounts                          (1,116)     Estimated uncollectible accounts
Other A/R                                                   433      March Hearst production to be billed April 2001
Prepaid expenses                                          1,913      Prepayments of operating expenses
Other assets                                                  -
                                                  ---------------
                                                         26,301

Liabilities
Accounts payable                                          3,422      Payments due to vendors (based on actual invoices)
Accrued liabilities                                       4,398      Payments due to vendors (no invoice recv'd to date)
                                                                        & partners (royalties)
Accrued liabilities - contingencies                       3,300      MSN & Alta Vista
Accrued compensation                                      1,225      Payments due to employees for commissions & paid time off
Deferred revenue                                          1,409      Payments received for revenue to be earned in future periods
                                                  ---------------
                                                         13,754

Assets net of liabilities                                12,547
                                                  ===============

Adjustments:
Prepaid expenses                                         (1,913)
Deferred Revenue                                          1,409
adjusted working capital                                 12,043
                                                  ===============


* Note: an adjustment will be made to cash (increase) for any deal related costs as listed in Exhibit A that have been paid in cash before closing

                               SCHEDULE 7.2(g)
  Provisions Concerning Cash and Working Capital Condition in Section 7.2(g)

1. On or prior to the earlier of (i) April 2, 2001 and (ii) three days prior to the Closing, the Company shall deliver to the Parent the Estimated Statement of Working Capital which shall be prepared in accordance with GAAP consistently applied and in the same manner and using the same principles as used in preparing Schedule 2. The Company shall deliver to the Parent all work papers and other supporting documentation used in or relevant to the creation of the Estimated Statement of Working Capital along with the delivery of the Estimated Statement of Working Capital.

2. Parent shall review the Estimated Statement of Working Capital and the supporting material delivered by the Company, and two days prior to the Closing, deliver to the Company the Final Statement of Working Capital. To the extent the Company disputes the Final Statement of Working Capital provided by Parent, the Company and the Parent shall provide such statement, the Estimated Statement of Working Capital referred to in item 1 above, and all work papers and other supporting documentation used in or relevant to the creation of such statements to PricewaterhouseCoopers no later than one day prior to the Closing, and PricewaterhouseCoopers shall determine the final form of such statements, which shall be final and binding on the parties hereto, no later than the Closing.

3. In the event that there is less cash or Working Capital on the Final Statement of Working Capital than the amounts set forth in Section 7.2(g):

   (a) if the Shortfall in the case of cash and/or Working Capital is $2,000,000 or less (ii) the Exchange Ratio shall be adjusted downward such that the aggregate number of shares to be issued pursuant to the Merger in exchange for Company Common Stock is decreased by the number of shares of Parent Common Stock having an aggregate Fair Market Value equal to the Shortfall with respect to cash or the Shortfall with respect to Working Capital, whichever is greater, and
(ii) at Investor's option, the Common Stock Purchase Price (as defined in the Securities Purchase Agreement) shall be increased by an amount, as elected by Investor, equal to or less than, the Shortfall with respect to cash, or the Shortfall with respect to Working Capital, whichever is greater, and the number of Shares (as defined in the Securities Purchase Agreement) shall be increased by a number, as elected by Investor, equal to or less than the Shortfall divided by $1.78.

   (b) if the Shortfall in the case of either cash or Working Capital is more than $2,000,000 but less than $4,000,000 (i) the Exchange Ratio shall be adjusted downward such that the aggregate number of shares to be issued pursuant to the Merger in exchange for Company Common Stock is decreased by the number of shares of Parent Common Stock having an aggregate Fair Market Value equal to the Shortfall with respect to cash or the Shortfall with respect to Working Capital, whichever is greater, (ii) the Common Stock Purchase Price (as defined in the Securities Purchase Agreement) shall be increased by an amount equal to the amount of the Shortfall with respect to cash or the Shortfall with respect to Working Capital, whichever is greater, in excess of $2,000,000 and the number of Shares (as defined in the Securities Purchase Agreement) shall be increased by a number equal to the Shortfall divided by $1.78, and (iii) at Investor's option, the Common Stock Purchase Price shall be increased by up to an additional $2,000,000 and the number of Shares shall be increased by an amount equal to the amount of the increased Common Stock Purchase Price divided by $1.78.

   (c) if the Shortfall in the case of either cash or Working Capital is more than $4,000,000, the condition to Parent's obligation to effect the Merger in
Section 7.2(g) shall not have been satisfied.

                            Parent Disclosure Letter
                            ------------------------

Section 5.6        Capitalization
Section 5.7        Litigation
Section 5.8(a)     Subsidiaries
Section 5.8(b)     Ownership of equity interests in non-subsidiaries
Section 5.9(c)     Undisclosed Liabilities
Section 5.9(d) Amendments or modifications not yet filed with SEC to agreements, documents and instruments previously filed with SEC
Section 5.10       Certain Changes and Events
Section 5.11(a)    Taxes
Section 5.13(a)    Intellectual Property
Section 5.13(b)    Intellectual property claims and disputes
Section 5.14       Existing Discussions

                           Issuer Disclosure Schedule
                           --------------------------

Section 4.1        Organization and Standing
Section 4.2        Authority for Agreement
Section 4.3        Capitalization
Section 4.4        Subsidiaries
Section 4.5        No Conflict
Section 4.6        Required Filings and Consents
Section 4.7        Compliance
Section 4.8        Litigation
Section 4.9        Company Reports; Financial Statements
Section 4.10       Absence of Certain Changes or Events
Section 4.11       Taxes
Section 4.12       Title to Personal Property
Section 4.13       Real Property
Section 4.14       Environmental Compliance and Disclosure
Section 4.15       Officers and Employees
Section 4.16       Employee Benefit Plans
Section 4.17       Labor Relations
Section 4.18       Contracts and Commitments
Section 4.19       Information Supplied
Section 4.20       Intellectual Property
Section 4.21       Insurance Policies
Section 4.22       Transactions with Affiliates
Section 4.23       No Existing Discussions
Section 4.24       Antitakeover Statutes; Absence of Dissenters' Rights
Section 4.25       Brokers
Section 4.26       Vote Required